SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Quantum Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

QUANTUM CORPORATION

__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
__________________________________

TO BE HELD ON
August 7, 2013

     TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quantum Corporation (the “Company” or “Quantum”), a Delaware corporation, will be held on Wednesday, August 7, 2013 at 8:00 a.m., Pacific Daylight Time, at Quantum’s corporate headquarters at 1650 Technology Drive, San Jose, CA 95110, for the following purposes:

1.	To elect nine directors recommended by the Board to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2014;
3.	To adopt a resolution approving, on an advisory basis, the compensation of our named executive officers; and
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. The accompanying proxy card will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the proposals to be voted on at the Annual Meeting and the Board of Directors’ recommendation with regard to such proposals; and a toll-free telephone number and website where stockholders can vote.

     Only stockholders of record at the close of business on June 13, 2013 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to submit your proxy via the Internet or vote, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
June 24, 2013	Senior Vice President, General Counsel and Secretary

QUANTUM CORPORATION
___________________

PROXY STATEMENT
___________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of Quantum Corporation (the “Company” or “Quantum”) for use at the Annual Meeting of Stockholders to be held August 7, 2013 at 8:00 a.m., Pacific Daylight Time, or at any adjournment or postponement thereof (the “Annual Meeting” or “Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 1650 Technology Drive, San Jose, CA 95110. The Company’s telephone number is 408-944-4000 and the Internet address for its website is http://www.quantum.com.

     Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. The accompanying proxy card will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the proposals to be voted on at the Annual Meeting and the Board of Directors’ recommendation with regard to such proposals; and a toll-free telephone number and website where stockholders can vote. Our proxy materials are first being made available on or about June 24, 2013 to all stockholders entitled to vote at the Meeting.

Record Date; Outstanding Shares

     Stockholders of record at the close of business on June 13, 2013 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the Record Date, 243,404,806 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), were issued and outstanding. The closing price of the Common Stock on the Record Date, as reported by the New York Stock Exchange (“NYSE”), was $1.44 per share.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company (currently Shawn D. Hall) at or before the taking of the vote at the Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy must be delivered to the Secretary of the Company at or before the taking of the vote at the Meeting.

Voting and Solicitation

     Each share of Common Stock has one vote, as provided in the Company’s Amended and Restated Certificate of Incorporation. Accordingly, a total of 243,404,806 votes may be cast at the Meeting. Holders of Common Stock vote together as a single class on all matters covered by this Proxy Statement. For voting with respect to the election of directors, stockholders may cumulate their votes. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of Common Stock, and there are nine directors to be elected at the Annual Meeting, you could allocate 900 “FOR” votes (nine times one hundred) among as few or as many of the nine nominees to be voted on at the Meeting as you choose. See “PROPOSAL ONE — ELECTION OF DIRECTORS — REQUIRED VOTE.” You will need to indicate on your proxy card whether you intend to cumulate your votes.

     In addition to using the accompanying proxy card, stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instructions card provided by their broker, trustee or nominee.

     The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, email or otherwise.

Stockholder Proposals for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8

     You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting to be held in 2014, the Secretary of the Company must receive the written proposal at the Company’s principal executive offices no later than February 24, 2014. Such proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials and with the notice procedures set forth in the Company’s Bylaws. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 700, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

Stockholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8

     Proposals Other than for Nominees to the Board of Directors

     Proposals of stockholders of the Company which are to be presented at the Company’s annual meeting of stockholders for the year ended March 31, 2014 may be made by a stockholder of the Company who is a stockholder at the time of submitting such proposal and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such proposals must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting (see Section 2.4(i)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(i)(b) of the Company’s Bylaws.

     Proposals not meeting the requirements of the immediately preceding paragraph will be considered untimely and will not be entertained at the 2014 annual meeting. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 700, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     As of the date of this Proxy Statement, the Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The proxy card submitted with this Proxy Statement grants the proxy holders discretionary authority to vote on any matter (other than stockholder proposals relating to nominees to the Board of Directors) properly brought before the Annual Meeting or any adjournment or postponement of such Meeting.

     Proposals for Nominees to the Board of Directors

     Nominations of persons for election to the Board of Directors of the Company may be made by a stockholder of the Company who is a stockholder at the time of submitting such nomination and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting (see Sections 2.4(i)(a) and (ii)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(ii)(b) of the Company’s Bylaws.

     Proposals for nominees to the Board not meeting the requirements of the immediately preceding paragraph will be considered untimely and will not be entertained at the 2014 annual meeting. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 700, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     The Company has not been notified by any stockholder of his or her intent to present any stockholder proposals for nominees to the Board of Directors from the floor at this year’s Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

     A majority of the shares of Common Stock issued and outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

     While there is no definite statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote at the Annual Meeting (“Votes Cast”) with respect to a proposal (other than a proposal relating to the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal other than a proposal relating to the election of directors.

     Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast. A broker non-vote will make a quorum more readily attainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal. Under NYSE rules, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or executive compensation vote unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your votes with respect to directors or executive compensation vote are counted.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s Section 16 officers, directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and greater than ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by the Company and on written representations from certain reporting persons, the Company believes that all required filings were timely made during the fiscal year ended March 31, 2013 (“Fiscal 2013”).

Householding

     The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to such stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Quantum and some brokers household proxy materials unless contrary instructions have been received from one or more of the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please so indicate by (i) contacting Broadridge Financial Solutions, Inc. (“Broadridge”) by telephone at (800) 542-1061 (have your proxy card in hand when you call and then follow the instructions), or (ii) writing to Broadridge at Broadridge c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or (iii) contacting Quantum’s Investor Relations Department by telephone at (408) 944-4450 if you are a registered stockholder and contacting your broker if you hold shares beneficially in street name.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

     There are nine nominees for election to the Company’s Board of Directors (the “Board”) this year. Six of the nine nominees are currently serving on the Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. Each nominee has consented to be named as a nominee in the Proxy Statement and to serve as a director if elected. In the event that additional persons are nominated at the time of the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible (or, if new nominees have been designated by the Board, in such a manner as to elect such nominees). In such event, the proxy holders will determine the manner in which to allocate the votes among the nominees. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company, except as disclosed in our Current Report on Form 8-K filed with the SEC on May 14, 2013.

     The Board’s key roles include, but are not limited to: (i) the selection and evaluation of the Company’s Chief Executive Officer (“CEO”), and overseeing CEO succession planning; (ii) advising the CEO and management on the Company’s fundamental strategies; (iii) reviewing and approving the CEO’s objectives; (iv) approving acquisitions, divestitures and other significant corporate actions; (v) advising the CEO on the performance of senior management, and significant organizational changes, including succession planning; and (vi) approving the annual operating financial plan.

     The names of the nominees and certain information about them as of June 1, 2013, are set forth below.

Name of Nominee	Age	Director Since	Principal Occupation Since
Paul R. Auvil III*†	49	2007	Chief Financial Officer, Proofpoint, Inc. 2007
Philip Black	58	--	President and Chief Executive Officer, Nexsan Technologies, 2004
Michael A. Brown†	54	1995	Chairman of the Board of Line 6, Inc., 2005
			Former Chairman of Quantum, 2003
Louis DiNardo	53	--	President and Chief Executive Officer, Exar Corporation, 2012
Jon W. Gacek	51	2011	President and Chief Executive Officer of Quantum, 2011
David A. Krall+	53	2011	Strategic Advisor, Roku, Inc., 2010
			Strategic Advisor, Universal Audio, Inc., 2011
Gregg J. Powers	50	--	Chief Executive Officer, Private Capital Management, L.P., 2008
			Chairman, Private Capital Management, L.P., 2009
David E. Roberson*	58	2011	Board Member, TransLattice, Inc. and RagingWire Enterprise
			Solutions, Inc., 2011
Jeffrey C. Smith+	41	2013	Chief Executive Officer and Chief Investment Officer, Starboard
			Value LP, 2011
____________________

      * Member of the Audit Committee.
      + Member of the Leadership and Compensation Committee.
      † Member of the Corporate Governance and Nominating Committee.

     Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     Mr. Paul R. Auvil III has served as Chief Financial Officer of Proofpoint, Inc., a provider of messaging security solutions, since March 2007. Before Proofpoint, Mr. Auvil was an entrepreneur-in-residence for six months with Benchmark Capital, a venture capital firm, from October 2006 to March 2007. From August 2002 to July 2006, Mr. Auvil was Chief Financial Officer of VMware, Inc. Prior to joining VMware, Mr. Auvil served four years as Chief Financial Officer at Vitria Technology. Earlier in his career, he spent ten years at VLSI Technology, ultimately becoming vice president and general manager of the Internet and Secure Products Division. Mr. Auvil also serves on the board of Marin Software. Mr. Auvil is the Chairman of the Board and is a member of the Company’s Corporate Governance and Nominating Committee and the Audit Committee.

We believe that Mr. Auvil possesses specific attributes that qualify him to serve as a member of the Board, including his executive experience and his financial and accounting expertise.

     Mr. Philip Black has served as President and Chief Executive Officer of Nexsan Technologies since September 2004, a data storage solution company that was acquired by Imation Corp. on January 1, 2013. From January 2002 to July 2004, Mr. Black served as President and Chief Executive Officer as well as a director of LightSand Communications, a storage networking provider. Prior to joining LightSand, Mr. Black was the Chief Executive Officer of Box Hill/Dot Hill, a storage systems manufacturer, and was the founder, President and Chief Executive Officer of Tekelec Inc., a telecom equipment provider. Mr. Black served on the Board of Directors of Nexsan Technologies from September 2004 to December 2012 and previously served as a director for Simtek Corporation from September 2007 to September 2008. Additionally, Mr. Black served as Co-chair of SNIA's ILM and Data Protection Initiatives. We believe that Mr. Black possesses specific attributes that qualify him to serve as a member of the Board, including his industry knowledge and executive experience.

     Mr. Michael A. Brown served as Chief Executive Officer of Quantum from September 1995 to September 2002 and as Chairman of Quantum’s Board from May 1998 to July 2003. From 1993 to September 1995, he was President of the Company’s desktop group, from 1992 to 1993 he was Chief Operating Officer responsible for the Company’s hard disk drive business, and from 1984 to 1992 he held various marketing position with the Company. Mr. Brown also serves as Chairman of the board of directors of Line 6, Inc. and is on the boards of Symantec Corporation and Echo Nest, a privately-held music intelligence platform company. He previously served on the boards of Nektar Therapeutics from September 2002 to December 2009 and of Digital Impact from 1999 to April 2005. Mr. Brown is the Chair of the Company’s Corporate Governance and Nominating Committee. We believe that Mr. Brown possesses specific attributes that qualify him to serve as a member of the Board, including the perspective and experience he brings as our former Chief Executive Officer, which brings historic knowledge, operational expertise and continuity to the Board, and his experience with joint ventures, manufacturing partnerships, marketing partnerships and managing customer relationships.

     Mr. Louis DiNardo has served as the President and Chief Executive Officer of Exar Corporation, a provider of integrated circuits and solutions for data communication, networking, storage, consumer and industrial applications, since January 2012. From January 2008 through December 2011, he was a Partner at Crosslink Capital, a stage-independent venture capital and growth equity firm based in San Francisco and focused on semiconductor and alternative energy technology investment in private companies. Mr. DiNardo was a partner at VantagePoint Venture Partners from January 2007 through January 2008. Mr. DiNardo was President and Chief Operating Officer at Intersil Corporation from January 2006 through October 2006. Prior to his promotion, Mr. DiNardo held the position of Executive Vice President of the Power Management Business at Intersil. He held the position of President and Chief Executive Officer, as well as Co-Chairman of the Board of Directors at Xicor Corporation, a public company, from 2000 until Intersil acquired the company in July of 2004. Mr. DiNardo spent thirteen years at Linear Technology where he was Vice President of Worldwide Marketing and General Manager of the Mixed-Signal Business Unit. He began his career in the semiconductor industry at Analog Devices Incorporated where he served for eight years in a variety of technical and management roles. Mr. DiNardo currently serves on the Board of Directors of Exar Corporation. We believe that Mr. DiNardo possesses specific attributes that qualify him to serve as a member of the Board, including his executive and board experience.

     Mr. Jon W. Gacek  became President and Chief Executive Officer of Quantum and was also appointed to Quantum’s Board of Directors in April 2011. He was the Company’s President and Chief Operating Officer from January 2011 through March 2011. He joined Quantum as Executive Vice President and Chief Financial Officer in August 2006, upon Quantum’s acquisition of Advanced Digital Information Corporation (“ADIC”) and was promoted to Executive Vice President, Chief Financial Officer and Chief Operating Officer in June 2009. Previously, he served as the Chief Financial Officer at ADIC from 1999 to 2006 and also led Operations during his last three years at ADIC. Prior to ADIC, Mr. Gacek was an audit partner at PricewaterhouseCoopers LLP and led the Technology Practice in the firm’s Seattle office. While at PricewaterhouseCoopers LLP, he assisted several private equity investment firms with a number of mergers, acquisitions, leveraged buyouts and other transactions. Mr. Gacek serves on the board of directors for Market Leader, Inc. and Power-One, Inc. We believe that Mr. Gacek possesses specific attributes that qualify him to serve as a member of the Board, including the perspective and experience he brings as our Chief Executive Officer, which brings operational expertise to the Board, and his financial and accounting expertise.

     Mr. David Krall has served as a strategic advisor to Roku, Inc., a leading manufacturer of media players for streaming entertainment since December 2010, and Universal Audio, Inc., a manufacturer of audio hardware and software plug-ins since August 2011. From February 2010 through November 2010, he served as President and Chief Operating Officer of Roku. Prior to that, Mr. Krall spent two years as President and Chief Executive Officer of QSecure, Inc., a developer of secure credit cards based on micro-electro-mechanical-system technology from July 2008 until January 2010. From 1995 to July 2007, he held a variety of positions at Avid Technology, Inc., a leading provider of digital media creation tools for the media and entertainment industry. This included seven years as President and CEO. Earlier in his career, Mr. Krall worked in engineering and project management at several companies. He also currently serves on the board of directors for Universal Audio, Audinate Pty Ltd., and Progress Software Corp. Mr. Krall is the Chair of the Company’s Leadership and Compensation Committee. We believe that Mr. Krall possesses specific attributes that qualify him to serve as a member of the Board, including his executive experience and his general strategic and operational experience.

     Mr. Gregg Powers joined Private Capital Management LP. (“PCM”), a provider of equity portfolio management, in 1988 and during the mid-1990s became co-portfolio manager, credited with the primary underwriting of the firm’s investments in technology, healthcare, and telecommunications. He was named President of PCM in 1999, Chief Executive Officer in 2008 and Chairman in 2009. As portfolio manager, Mr. Powers oversees all aspects of the investment of client portfolios. We believe that Mr. Powers possesses specific attributes that qualify him to serve as a member of the Board, including executive experience and industry knowledge.

     Mr. David E. Roberson served as Senior Vice President within the Enterprise Servers, Storage and Networking Group for HP from May 2007 to May 2011, where he also was General Manager of the StorageWorks Division from May 2007 to October 2010. Prior to that, Mr. Roberson spent 26 years at Hitachi Data Systems, starting as corporate counsel and rising through the company to become President and CEO, a position he held from 2006 to May 2007. He also served as President and Chief Operating Officer from 2002 to 2006 and Chief Operating Officer from 2000 to 2002. Mr. Roberson began his technology career at Amdahl Corporation in 1980, following posts as adjunct professor at Golden Gate University School of Law and research director at Hastings College of Law. He also serves on the boards of RagingWire Enterprise Solutions, Inc. and TransLattice, Inc. Mr. Roberson is the Chair of the Company’s Audit Committee. We believe that Mr. Roberson possesses specific attributes that qualify him to serve as a member of the Board, including his industry knowledge and executive experience.

     Mr. Jeffrey C. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, a small cap company investment firm. Prior to co-founding Starboard in March 2011, Mr. Smith was a Partner Managing Director of Ramius LLC, a subsidiary of the Cowen Group, Inc., and the Chief Investment Officer of the Ramius Value and Opportunity Master Fund Ltd (currently the Starboard Value and Opportunity Fund). Mr. Smith was also a member of Cowen’s Operating Committee and Cowen’s Investment Committee. Before joining Ramius in 1998, Mr. Smith was Vice President of Strategic Development for the Fresh Juice Company, Inc. Mr. Smith began his career in the Mergers and Acquisitions department at Société Générale. He is currently a member of the Regis Corp. Board of Directors and has previously served on the Boards of Directors of other public companies including SurModics, Inc., Zoran Corp., Phoenix Technologies Ltd. (chairman), Actel Corp., Kensey Nash Corp., S1 Corp., and The Fresh Juice Company, Inc. Mr. Smith is a member of the Company’s Leadership and Compensation Committee. We believe that Mr. Smith possesses specific attributes that qualify him to serve as a member of the Board, including his executive experience and his financial and management expertise.

Board Independence

     Quantum’s Corporate Governance Principles provide that a majority of the Board shall consist of independent directors. The Board has determined that none of the director nominees standing for election, other than Jon W. Gacek, has any material relationship with Quantum (either directly or as a partner, stockholder or officer of an organization that has a relationship with Quantum) and that such nominees (other than Mr. Gacek) are independent within the meaning of Quantum’s director independence standards set forth in Quantum’s Corporate Governance Principles, a copy of which may be found on our website located at http://www.quantum.com, by clicking “About Us” from the home page and selecting “Corporate Governance.” These standards reflect all applicable regulations, including the rules of the NYSE and the SEC.

Board Meetings and Committees

     The Board of Directors of the Company held a total of seven (7) meetings during Fiscal 2013. In addition, in Fiscal 2013, the independent directors held four (4) meetings without management present. During Fiscal 2013, each of our directors attended at least 75% of the meetings of the Board and the meetings of committees, if any, upon which such director served. All of our directors are expected to attend each meeting of the Board and the committees on which they serve and are encouraged to attend annual stockholder meetings, to the extent reasonably possible. All of our directors who were elected at our 2012 annual meeting attended our 2012 annual meeting.

     The Company has an Audit Committee, a Leadership and Compensation Committee, and a Corporate Governance and Nominating Committee. Paul R. Auvil is the Chairman of the Company’s Board and as such presides at the independent directors’ meetings.

     The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board currently consists of Mr. David E. Roberson, Chair of the committee, Mr. Paul R. Auvil and Mr. Thomas S. Buchsbaum, all of whom are independent directors and financially literate, as defined in the applicable NYSE listing standards and SEC rules and regulations. Our Board has determined that David E. Roberson is an audit committee financial expert as defined by SEC rules. The Audit Committee, which generally meets at least twice per quarter, once prior to quarterly earnings releases and again prior to the filing of the Company’s quarterly and annual reports with the SEC, appoints the Company’s independent registered public accounting firm and is responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls. At each meeting, the Audit Committee first meets with Company management and the Company’s independent registered public accounting firm in order to review financial results and conduct other appropriate business. Then, the Audit Committee typically meets with the Company’s independent registered public accounting firm without the presence of management. The Audit Committee held a total of nine (9) meetings during Fiscal 2013.

     The Leadership and Compensation Committee of the Board is currently composed of Mr. David A. Krall, Chair of the committee, Ms. Elizabeth A. Fetter, Mr. Joseph A. Marengi and Mr. Jeffrey C. Smith, all of whom are independent directors, as defined in the applicable NYSE listing standards. The Leadership and Compensation Committee generally meets in conjunction with Board meetings and at other times as deemed necessary by the committee or the Board. The Leadership and Compensation Committee held a total of five (5) meetings during Fiscal 2013. The Leadership and Compensation Committee’s primary mission is to ensure the Company provides appropriate leadership and compensation programs to enable the successful execution of its corporate strategy and objectives and to ensure the Company’s programs and practices are market competitive and consistent with corporate governance best practices. The Leadership and Compensation Committee’s primary objectives are to (1) review and approve the Company’s compensation philosophy, strategy and practices, (2) review and approve executive compensation for all executive officers (other than for the CEO) and make recommendations to the Board regarding CEO and non-employee director compensation and (3) review the Company’s strategy and practices relating to the attraction, retention, development, performance and succession of its leadership team.

     The Leadership and Compensation Committee has the power to delegate its authority to the Company’s management or to a subcommittee (subject to limitations of applicable law and provided that the Leadership and Compensation Committee may not delegate its authority as it relates to the compensation of the CEO and the other executive officers), but did not do so during Fiscal 2013. The Leadership and Compensation Committee is also empowered to hire outside advisors in connection with performing its duties.

     The Corporate Governance and Nominating Committee is currently composed of Mr. Michael A. Brown, Chair of the committee, Mr. Paul R. Auvil, Mr. Thomas S. Buchsbaum, Elizabeth A. Fetter and Joseph A. Marengi, all of whom are independent directors, as defined in the applicable NYSE listing standards. The Corporate Governance and Nominating Committee, which meets at least twice annually, assists the Board by identifying and recommending prospective director nominees, develops corporate governance principles for Quantum, advises the Board on corporate governance matters, including Board and committee composition, roles and procedures, recommends to the Board a Chair of the Board, oversees the evaluation of the Board, considers questions of possible conflicts of interest of Board members and of senior executives and oversees and reviews the process for succession planning of the Company’s Chief Executive Officer. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders pursuant to the procedures outlined in the Company’s Bylaws and as set forth herein. The Corporate Governance and Nominating Committee held four (4) meetings during Fiscal 2013.

     Each of our committees is governed by a written charter, copies of which are posted on our website. The Internet address for our website is http://www.quantum.com, where the charters may be found by clicking “About Us” from the home page and selecting “Corporate Governance.” A free printed copy of the charters also is available to any stockholder who requests it from Quantum’s Investor Relations Department at the address stated below in the Section of this Proxy Statement entitled “Communicating with the Company” or who submits an online request by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “About Us” from the home page, selecting “Contact Investor Relations” and then clicking on “Information Request Form.”

Post-Annual Meeting Committee Assignments

     Assuming that all nominees will be elected to the Board, the Board decided that effective immediately following the Annual Meeting, the composition of the Board committees will be as follows: the Audit Committee will consist of Mr. Roberson (Chair), Mr. Auvil and Mr. Black, the Leadership and Compensation Committee will be composed of Mr. David A.

Krall (Chair), Mr. Roberson and Mr. Smith and the Corporate Governance and Nominating Committee will consist of Mr. DiNardo (Chair), Mr. Auvil, Mr. Brown and Mr. Powers.

Board’s Role in Risk Oversight

     The Company faces a wide spectrum of risks, including financial, strategic, operational, and regulatory exposures. On behalf of the Board of Directors, the Company’s Audit Committee has primary responsibility for the oversight of those risks. In accordance with its charter, the Audit Committee oversees the Company’s policies and processes for risk assessment and management, including discussions of its major risk exposures, the associated risk mitigation activities, and the practices under which risk management is implemented throughout the Company. The Board’s other committees also oversee risks associated with their respective areas of responsibility, such as the Leadership and Compensation Committee’s review of risks arising from compensation practices. The full Board is updated regarding its committees’ risk oversight and other activities through its regular reporting and discussion practices.

     While the Board is responsible for risk oversight, risk management accountability lies with the Company’s management team. The Company’s general counsel has executive responsibility for the majority of its risk management practices, including maintenance of its enterprise risk management practices, completion of the annual risk assessment, and management and promotion of the Company’s ethics and compliance program. Formal risk management reports are provided by the general counsel to the Audit Committee on a periodic basis, with ongoing updates and discussions occurring as appropriate at Board meetings. In addition, other appropriate risk assessment and mitigation techniques are implemented and applied throughout the Company’s different operations and functional teams, with the involved management representatives providing updates to the Board as needed.

Leadership Structure

     The Board is committed to strong, independent Board leadership and oversight of management’s performance and therefore has appointed Paul R. Auvil III as the non-executive, independent Chair. In addition, the Board believes that separating the positions of independent Chair and Chief Executive Officer allows our Chief Executive Officer to focus on the Company’s day-to-day operations while our Chairman can devote his time and attention to addressing matters relating to the responsibility of the Board.

     The roles and responsibilities of the Chair, which are described in the Company’s Corporate Governance Principles, include:

  In consultation with and with the assistance of the Chief Executive Officer and the Company’s Secretary, the Chair plans and organizes the activities of the Board.
  The Chair may call meetings of the Board or of the non-management directors.
  The Chair ensures, in conjunction with the Corporate Governance and Nominating Committee, that processes that govern the Board’s work are effective to enable the Board to exercise oversight and due diligence in the fulfillment of its mandate, including its oversight responsibilities in Company strategy and risk.
  The Chair leads Board meetings and sessions of the non-management directors.
  Where Board functions have been delegated to committees, the Chair works with the respective committee chairs to ensure that each committee functions effectively and keeps the Board apprised of actions taken.
  The Chair may attend, as a non-voting participant, meetings of any Board committees on which the Chair is not a member.
  The Chair has unrestricted access to Company management.
  The Chair builds relationships with senior management and may meet with relevant senior management when problems arise.
  The Chair provides advice to the Chief Executive Officer and senior management on important issues.
  The Chair facilitates effective communication between directors and senior management, both inside and outside of Board meetings.
  The Chair works with the Chief Executive Officer to ensure that Management strategies and plans are appropriately represented to the Board, and that issues are openly communicated to the Board.
  The Chair communicates the Board’s concerns to the Chief Executive Officer.
  With the assistance of the Leadership and Compensation Committee, the Chair leads the Board in evaluating the performance of the Chief Executive Officer.

Consideration of Director Nominees

Stockholder Recommendations and Nominations

Recommendations

     It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to Quantum Corporation, attention: Company Secretary, 1650 Technology Drive, Suite 700, San Jose, CA 95110.

Nominations

     A stockholder that desires to nominate a person directly for election to the Board must meet the deadlines, notice procedures and other requirements set forth in Section 2.4 (ii) of Quantum’s Bylaws and the rules and regulations of the SEC. Quantum’s Bylaws can be found on our website. The Internet address for our website is http://www.quantum.com, where the Bylaws may be found by clicking “About Us” from the home page and then selecting “Corporate Governance.”

Identifying and Evaluating Nominees for Director

     The Corporate Governance and Nominating Committee uses the following procedures to identify and evaluate individuals recommended or offered for nomination to the Board:

  The committee regularly reviews the current composition and size of the Board.
  The committee annually evaluates the performance of the Board as a whole and the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.
  In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.
  The committee reviews the qualifications of any candidate who has been properly recommended or nominated by a stockholder, as well as any candidate who has been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper, including the retention of third parties to review potential candidates.
  The committee will evaluate each candidate in light of the general and specific considerations that follow. The committee evaluates all nominees, whether or not recommended by a stockholder, in the same manner, as described in this Proxy Statement.
  After reviewing and considering all candidates presented to the committee, the committee will recommend a slate of director nominees to be approved by the full Board.
  The committee will endeavor to promptly notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board.

General Considerations

     A candidate will be considered in the context of the current perceived needs of the Board as a whole. Generally, the Corporate Governance and Nominating Committee believes that the Board should be comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Specific Considerations

     Specific considerations include the following:

  The current size and composition of the Board and the needs of the Board and its committees.
  Previous experience serving on a public company board or as a member of the senior management of a public company.
  Whether the candidate would be an independent director as defined under all applicable regulations, including the rules of the NYSE and the SEC.
  The possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company.
  Key personal characteristics such as strategic thinking, objectivity, independent judgment, integrity, intellect and the courage to speak out and actively participate in meetings.
  Knowledge of, and familiarity with, information technology.
  The absence of conflicts of interest with the Company’s business.
  A willingness to devote a sufficient amount of time to carry out his or her duties and responsibilities effectively, including, at a minimum, a commitment to attend at least six Board meetings per year and to serve on a committee.
  Commitment to serve on the Board for an extended period of time.
  Diversity of thinking or background.
  Such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

     The Board believes that all of the nominees for election to our Board meet the general and specific considerations outlined above.

     Furthermore, the nominees represent a diverse group of business leaders. Most of the nominees either held or are currently holding senior leadership positions at major companies and also have experience serving on boards of directors and board committees of other public companies, which provides them with an understanding of different business processes, challenges and strategies.

     The Corporate Governance and Nominating Committee and the Board believe that the skill and experience set of the nominees mentioned above provide the Company with a diverse range of judgment and perspectives critical in guiding the Company’s strategies and overseeing their execution.

     Six of the nine nominees for election to our Board have previously served as Quantum directors.

Nominees Messrs. Black, DiNardo, Powers and Smith

     Director nominees Messrs. Black, DiNardo and Smith were recommended to the Corporate Governance and Nominating Committee for nomination to the Board at the Annual Meeting pursuant to a settlement agreement between the Company and Starboard Value LP and certain of its affiliates dated May 13, 2013, as described in our Current Report on Form 8-K filed with the SEC on May 14, 2013.

     Mr. Powers was recommended for nomination to the Board by the Board.

Communications to the Board

     Stockholders, employees and other interested parties may contact the Board, the Chairman of the Board, the independent directors as a group or any of our directors by writing to them c/o Quantum Corporation, attention: Company Secretary, 1650 Technology Drive, Suite 700, San Jose, CA 95110, or by email to BoardofDirectors@Quantum.com. Communications that are intended specifically for the Chairman or the independent directors should be sent to the email address or street address noted above, to the attention of the Chairman. If any such interested party wishes to contact the Board, a member of the Audit Committee, the Chairman of the Board, our independent directors as a group or any of our directors to report a concern about Quantum’s conduct or about questionable accounting, internal accounting controls or auditing matters, such party may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported anonymously by phone or via the world-wide-web to the following toll-free phone number or Internet address 1-866-ETHICSP (1-866-384-4277); www.ethicspoint.com. These resources are operated by Ethicspoint, an external third-party vendor that has trained professionals to take calls in confidence, and to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or that otherwise relate to improper activities will be addressed in an appropriate manner.

Director Compensation

     The Leadership and Compensation Committee, together with the full Board, are responsible for determining the amount and form of compensation for the Company’s non-employee directors. The Company’s management team provides information, analysis and recommendations to the Leadership and Compensation Committee on matters such as competitive market practices, target compensation levels and non-employee director compensation program design. In addition, the Leadership and Compensation Committee’s compensation consultant, as identified in the Compensation Discussion & Analysis, also provides analysis and advice on the market competitiveness of our non-employee directors’ compensation program (both in relation to the Company’s peer group and to the broader technology industry), as well as on current trends and developments, and specific non-employee director compensation program design recommendations. While the Leadership and Compensation Committee carefully considers all of the information and recommendations made by members of management and its compensation consultant, ultimate authority for all decisions relating to the non-employee director compensation program rests with the Leadership and Compensation Committee and the Board. The Leadership and Compensation Committee has determined that it will conduct a comprehensive review of the compensation program for the Company’s non-employee directors every two years. As the last comprehensive review occurred for fiscal year 2012 (“Fiscal 2012”), the Leadership and Compensation Committee did not conduct a review of the compensation program for Fiscal 2013. Accordingly, no changes were made to the non-employee directors’ compensation program for Fiscal 2013.

     The table below details the specific elements of the Company’s Fiscal 2013 compensation program for its non-employee directors:

Compensation Element		Quantum Board Compensation Program
Board Service – Cash	➢	Board cash retainer: $50,000 $12,500 for each quarter of the fiscal year
	➢	Meeting fees: none
Board Service – Equity	➢	Initial award: restricted stock units with grant date value of $125,000 Vest over two years (50% after one year and quarterly over second year)
	➢	Annual award: restricted stock units with grant date value of $100,000 Capped at maximum award of 50,000 restricted stock units Vest quarterly over one year
Committee Chair Service	➢	Annual cash retainers: Audit Committee: $25,000 Leadership & Compensation Committee: $17,500 Corporate Governance & Nominating Committee: $15,000
	➢	Meeting fees: none
Committee Member Service	➢	Annual cash retainers: Audit Committee: $12,500 Leadership & Compensation Committee: $10,000 Corporate Governance & Nominating Committee: $7,500
	➢	Meeting fees: none
Lead Director / Chairman	➢	Annual cash retainer: $25,000

     During Fiscal 2013, the Company’s non-employee directors received quarterly Board cash retainers of $12,500 for each quarter for Board service, and an additional quarterly cash retainer of $1,875 for serving on the Corporate Governance and Nominating Committee, $2,500 for serving on the Leadership and Compensation Committee and $3,125 for serving on the Audit Committee.

     In addition, during Fiscal 2013, the Chair of each Board committee and the lead independent director/Chairman received the following quarterly cash retainers: $6,250 for the lead independent director/Chairman, $3,750 for the Chair of the Corporate Governance and Nominating Committee, $6,250 for the Chair of the Audit Committee, and $4,375 for the Chair of the Leadership and Compensation Committee.

     During Fiscal 2013, each non-employee director received an annual award of 50,000 restricted stock units. These annual awards vest as follows: 25% vest on each of December 1, 2012, March 1, 2013, June 1, 2013 and August 7, 2013.

     The Board, in its discretion, determines the time or times at which equity awards may be granted, the form in which such awards are granted, the number of shares of the Company’s stock subject to each award and, in the case of stock options, the period over which such stock options become exercisable.

     We also maintain a non-qualified deferred compensation plan which allows our non-employee directors to contribute some or all of their cash fees to an irrevocable trust for the purpose of deferring federal and state income taxes. Participants direct the deemed investment of their deferred accounts among a pre-selected group of investment funds, which does not include shares of the Company’s Common Stock. The deemed investment accounts mirror the investment options available under the Company’s 401(k) Savings Plan. Participants’ deferred accounts are credited with interest based on their deemed investment selections. During Fiscal 2013, none of our non-employee directors elected to defer any of their cash fees to the non-qualified deferred compensation plan.

     Employee directors receive no additional compensation for their service on the Board or on committees of the Board.

     Compensation paid to the non-employee directors during Fiscal 2013 is set forth in the following table.

Fiscal 2013 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2)(4)	Option Awards (3)(4)	Non Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Auvil III, Paul R.	$95,000	$ 80,000	$0	$0	$0	$0	$175,000
Brown, Michael A.	$65,000	$ 80,000	$0	$0	$0	$0	$145,000
Buchsbaum, Thomas S.	$70,000	$ 80,000	$0	$0	$0	$0	$150,000
Fetter, Elizabeth A.	$67,500	$ 80,000	$0	$0	$0	$0	$147,500
David A. Krall	$64,688	$ 80,000	$0	$0	$0	$0	$144,688
Marengi, Joseph A.	$64,688	$ 80,000	$0	$0	$0	$0	$144,688
Roberson, David E.	$75,000	$ 80,000	$0	$0	$0	$0	$155,000
____________________

       (1)       Fees Earned or Paid in Cash include the following:

Name	Board Retainer	Committee Membership Retainer	Committee Chair Retainer	Lead Independent Director/Chairman Retainer	Total Fees Earned or Paid in Cash
Auvil III, Paul R.	$50,000	$20,000	$0	$25,000	$95,000
Brown, Michael A.	$50,000	$7,500	$7,500	$0	$65,000
Buchsbaum, Thomas S.	$50,000	$20,000	$0	$0	$70,000
Fetter, Elizabeth A.	$50,000	$14,688	$2,813	$0	$67,500
Krall, David A.	$50,000	$10,000	$4,688	$0	$64,688
Marengi, Joseph A.	$50,000	$14,688	$0	$0	$64,688
Roberson, David E.	$50,000	$12,500	$12,500	$0	$75,000
____________________

(2)	Each non-employee director received an annual award of 50,000 restricted stock units on September 2, 2012. The value of these awards was computed in accordance with Statement of Financial Accounting Standards Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). Assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on or about June 7, 2013.
(3)	No stock options were granted to the nonemployee directors in Fiscal 2013.
(4)	Outstanding equity awards held by each of the nonemployee directors as of March 31, 2013 were as follows:

Name	Awards Outstanding	Options Outstanding	Total Equity Awards Outstanding
Auvil III, Paul R.	25,000	149,000	174,000
Brown, Michael A.	25,000	149,500	174,500
Buchsbaum, Thomas S.	25,000	161,167	186,167
Fetter, Elizabeth A.	25,000	74,500	99,500
Krall, David A.	41,710	0	41,710
Marengi, Joseph A.	25,000	160,000	185,000
Roberson, David E.	30,156	0	30,156

Leadership and Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The members of the Company’s Leadership and Compensation Committee are Mr. David A. Krall, Chair of the committee, Ms. Elizabeth A. Fetter, Mr. Joseph A. Marengi and Jeffrey C. Smith. No member of the Leadership and Compensation Committee is currently, nor has any been at any time since the formation of the Company, an officer or employee of the Company or any of its subsidiaries. Likewise, no member of the Leadership and Compensation Committee has entered into a transaction, or series of similar transactions, in which they will have a direct or indirect material interest adverse to the Company. No interlocking relationships exist between any member of the Board or Leadership and Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Required Vote

     Each stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled. Alternatively, a stockholder may distribute the stockholder’s votes on the same principle among as many candidates as the stockholder would like, provided that votes cannot be cast for more than nine (9) candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless such candidate has been properly nominated in accordance with the Company’s Bylaws and a proxy card has been submitted to the Company in accordance with this Proxy Statement. The proxy holders may exercise discretionary authority to cumulate votes and to allocate such votes among management’s nominees in the event that additional persons are nominated at the Annual Meeting for election of directors.

     Directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” the director. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the Board of Directors for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or reject the tendered resignation, and the Board will act on the committee's recommendation.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2014. The Board recommends that stockholders vote for ratification of such appointment. In the event of a vote against such ratification, the Board of Directors will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be available at the Annual Meeting by phone with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions. The affirmative vote of a majority of the total number of shares entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2014.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

     At the Company’s 2011 Annual Meeting of Stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve the compensation of our named executive officers on an annual basis. The Board of Directors considered this result and adopted a policy to provide for an annual advisory stockholder vote to approve the compensation of our named executive officers. Therefore, in accordance with that policy, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation, Discussion and Analysis, the Summary Compensation Table and the related tables, notes, and the narrative in this Proxy Statement.

     Our executive compensation program is intended to attract, motivate, and retain our named executive officers who are leading the business initiatives that we believe are critical to our future success. The executive compensation program consists of (i) base salary which is generally targeted at the market median, (ii) an annual bonus program with bonus payments tied to the achievement of one or more financial performance goals which require significant effort to achieve, and (iii) annual equity awards with a value on the date of the award that is generally targeted at the market median, but which provide actual value that is reflective of the Company’s stock price at the time of grant. As a result of the pay-for-performance orientation of our executive compensation program, a significant percentage of our named executive officers’ target total direct compensation is tied to the achievement of one or more annual financial goals and increasing our stock price. As discussed in the Compensation Discussion and Analysis below, the Leadership and Compensation Committee and the Board of Directors believe that our current executive compensation program directly links executive compensation to our Company’s performance and effectively aligns the interests of our executive officers with those of our stockholders.

     We urge our stockholders to read the Compensation Discussion and Analysis which describes our executive compensation program in detail, including our executive compensation philosophy and the Fiscal 2013 compensation of our named executive officers. Following are the highlights of our Fiscal 2013 executive compensation program:

  At the Company’s 2012 Annual Meeting of Stockholders, approximately 87% of the vote cast on the non-binding advisory vote on our executive compensation program supported the compensation of our named executive officers.
  In light of this result, and after careful consideration by the Leadership and Compensation Committee of our Board of Directors, we made no significant changes to our executive compensation program in Fiscal 2013.
  We made no bonus payments to our executive officers for Fiscal 2013 because we failed to achieve the revenue and operating income performance targets that had been established for purposes of funding our annual bonus program for our executive officers.
  We granted time-vested restricted stock unit awards to our executive officers, other than to our CEO as noted below, in Fiscal 2013. We chose time-vested restricted stock units to assist us in retaining the services of these key employees. Although our philosophy is to grant annual equity awards to our executive officers having a value that generally approximates the market median value of equity awards granted to executives holding comparable positions within the technology industry for companies our size, the actual grant date value of the equity awards granted to our executive officers in Fiscal 2013 was below the market median. The grant date value of the equity awards was below the market median due to the Company’s below-target financial performance for the prior fiscal year which was reflected in our stock price at the time of the grant of the equity awards.
  We did not grant an equity award to our CEO in Fiscal 2013. At the time of the appointment of our CEO in Fiscal 2012, he was granted an equity award that was intended to cover both Fiscal 2012 and Fiscal 2013.
  Except for a nominal financial counseling and tax return preparation benefit, we do not provide any perquisites or other personal benefits to our executive officers.
  As a result of our below-target financial performance for Fiscal 2013, which resulted in no bonus payments and the grant of below-market equity awards, the actual total direct compensation paid to each of our executive officers in Fiscal 2013 was below his/her respective target total direct compensation.

     While this advisory vote to approve the compensation of our named executive officers is not binding on the Company, the Leadership and Compensation Committee or our Board of Directors, it will provide valuable information to us regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Leadership and Compensation Committee will consider when determining executive compensation for the remainder of the current fiscal year and beyond.

     We believe that the information provided above and within the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables of this Proxy Statement demonstrate that our executive compensation program is designed appropriately, is performance-based and is working to ensure that the interests of our named executive officers are aligned with the interests of our stockholders to support long-term value creation. The affirmative vote of a majority of the total number of shares entitled to vote at the Annual Meeting is required for approval of this advisory proposal.

     Unless our Board of Directors modifies its policy on the frequency of holding advisory votes to approve the compensation of our named executive officers, the next such advisory vote will occur at our 2014 annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING
RESOLUTION AT THE ANNUAL MEETING:

     “RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation table and the supporting tabular and narrative disclosure on executive compensation.”

COMPENSATION DISCUSSION AND ANALYSIS

     This Compensation Discussion and Analysis (“CD&A”) describes the overall philosophy, material elements and actual compensation provided to the executive officers of the Company who served as our principal executive officer and principal financial officer during Fiscal 2013, as well as to the three executive officers who were the next most highly-compensated executive officers as of the end of Fiscal 2013. These individuals, who were our named executive officers for Fiscal 2013, are:

  Jon W. Gacek, our President and Chief Executive Officer (our “CEO”);
  Linda M. Breard, our Senior Vice President and Chief Financial Officer (our “CFO”);
  Robert S. Clark, our Senior Vice President, Data Protection Group;
  Janae S. Lee, our Senior Vice President, File Systems & Archive; and
  Theodore A. Stinson, our Senior Vice President, Worldwide Sales.

     Executive Summary – Overview of Fiscal 2013

     We are a global expert in data protection and big data management. We provide solutions for storing and protecting information in physical, virtual, cloud and big data environments that are designed to help customers be certain they are maximizing the value of their data over its entire lifecycle. With our solutions, customers can better adapt in a world of continuing change by keeping and protecting more data for a longer time while reducing costs and increasing return on investment. We work closely with a broad network of distributors, value-added resellers (“VARs”), direct marketing resellers (“DMRs”), original equipment manufacturers (“OEMs”) and other suppliers to meet customers’ evolving data protection and big data management needs.

     Business and Financial Highlights for Fiscal 2013

     We started Fiscal 2013 with the objectives of increasing total revenue, having operating profit and generating cash from operations. These objectives assumed the market for tape automation systems and tape drives would be approximately the same as Fiscal 2012 and the market for disk systems and software solutions would grow compared to Fiscal 2012.

     We experienced difficult market conditions during Fiscal 2013, especially for products and solutions based on tape technology. In addition, our disk systems and software revenue decreased early in Fiscal 2013 as a result of economic weakness in Europe, and large orders decreased due to customer caution from economic uncertainty. During the second half of Fiscal 2013, we believe there was continued weakness in the data protection and big data markets as a result of economic uncertainty regarding the fiscal cliff in the U.S., and companies continued to be cautious with their purchasing decisions. We believe global economic conditions also caused end users to continue to reduce and delay spending, resulting in lower than expected sales in the latter part of Fiscal 2013. We had total revenue of $587.6 million in Fiscal 2013, a 10% decrease from Fiscal 2012 primarily due to decreased market demand for products based on tape technology.

     We implemented cost controls and spending reductions in the second half of Fiscal 2013 and, as a result, our financial performance improved. We also continued to improve our capital structure during Fiscal 2013. We issued $70 million of convertible subordinated notes and amended our credit agreement to decrease the line of credit and modify certain covenants with terms that are financially more beneficial and provide additional flexibility to run our business.

     We introduced new products in Fiscal 2013 and believe our product portfolio is the strongest it has been since we became a systems company and that it positions us well to add customers and increase revenue in the next fiscal year. We plan to continue to expand and improve our product and solution offerings, with emphasis on branded disk systems, software solutions, virtual offerings, cloud solutions and next generation object storage.

     Executive Compensation Highlights for Fiscal 2013

     We are committed to responsible and effective executive compensation practices that aim to enhance stockholder value. We seek to balance the need to compensate our executive officers fairly and competitively based on their importance to the growth and success of our business and their individual contributions with our objective of ensuring that their compensation reflects Company performance that rewards for both short-term and long-term financial success. Our executive compensation program aims to (i) enhance stockholder value through the practice of responsible finance, (ii) facilitate competitiveness by attracting and retaining the best talent and (iii) promote meritocracy by recognizing individual contributions. During Fiscal 2013 we took the following actions with respect to the compensation of our named executive officers:

  At the Company’s 2012 Annual Meeting of Stockholders, approximately 87% of the vote cast on the non-binding advisory vote on our executive compensation program supported the compensation of our named executive officers. In light of this voting result, and after careful consideration by the Leadership and Compensation Committee of our Board of Directors (the “Committee”), we made no significant changes to our executive compensation program in Fiscal 2013.
  Mr. Gacek’s base salary was increased by $15,000 to $600,000 (a 2.56% increase) to reflect the strategic changes he implemented during his first year as our CEO in positioning the Company for long-term success and to better align his base salary with the base salaries of the CEO’s in our peer group.
  We provided base salary increases of $15,000 each to Ms. Breard (a 4.62% increase), Mr. Clark (a 4.62%increase) and Ms. Lee (a 4.55% increase) to both reflect their individual contributions for the prior fiscal year as well as to better align their base salaries with the market for comparable executive positions.
  We made no bonus payments to our executive officers with respect to Fiscal 2013 because we failed to achieve our revenue and operating income targets under the annual bonus plan for our executive officers.
  We granted equity awards in Fiscal 2013 in the form of time-vested restricted stock units to each of our named executive officers, other than to Mr. Gacek, that are intended to link their interests with those of our stockholders.
  Although our philosophy is to grant annual equity awards to our executive officers having a value that generally approximates the market median value of equity awards granted to executives holding comparable positions within the technology industry for companies our size, the actual grant date value of the equity awards granted to our executive officers in Fiscal 2013 was below the market median. The grant date value of the equity awards was below the market median due to the Company’s below-target financial performance which was reflected in our stock price at the time of the grant of the equity awards.
  We continue to maintain responsible compensation practices including having stock ownership guidelines for our CEO, an anti-pledging/anti-hedging policy, no tax gross-ups and no excessive perquisites.

     Executive Compensation Philosophy

     Pay for Performance Compensation Philosophy and Objectives

     The Committee believes that our executive compensation program should facilitate achievement of the Company's short-term and long-term business objectives. To this end, the Committee aims to attract, motivate and retain the most qualified executive talent to accomplish these objectives. The Committee believes in an overarching pay-for-performance philosophy under which the design of the executive compensation program, and the compensation levels provided to our executive officers under the executive compensation program, should be heavily connected to overall Company and individual performance.

     Our executive compensation program is designed to offer target cash and equity compensation opportunities at market-competitive levels and to reward superior Company and individual performance with above-market compensation. Company performance, as measured by pre-established corporate performance metrics and share price, together with individual performance, as measured through the Company’s annual performance evaluation process, greatly affect annual and long-term compensation levels. Actual annual executive compensation is expected to be, and will be, below the market if the Company and/or the executive officer do not achieve the designated Company and individual performance objectives, as has been the case in recent years, including Fiscal 2013. The Committee believes that this program aligns the interests of our executive officers with those of our stockholders in promoting the creation of long-term stockholder value.

     Competitive Positioning

     Market competitiveness is an important element of our executive compensation program. The Committee has established that market competitiveness for this purpose generally means the market median and has determined to generally target the market median with respect to each component of our executive compensation program. In assessing the market competitiveness of our executive compensation program, the individual elements, as well as the aggregate total compensation of each executive officer (which includes base salary, target annual bonus opportunity and annual equity awards), are compared to the corresponding market median for executive officers holding similar positions or who have similar levels of responsibility in technology companies of similar size. Nevertheless, although our compensation philosophy is to generally target the market median for competitiveness purposes, the actual compensation paid to our executive officers may be above or below the competitive market based on individual and Company performance.

     As its sources of data for identifying and establishing market median compensation levels, the Committee utilizes applicable compensation data from the Company’s peer group, as defined below, as well as from the Radford Global Technology and Radford Global Sales surveys of technology companies with annual revenue between $500M and $999.9M (collectively, the “Market Data”). In the case of our CEO, the Committee utilizes the data from our peer group for competitive benchmarking purposes as the Committee believes this data, given the composition of the peer group and the fact that each public company is required to disclose the compensation of its CEO, is the best source of competitive CEO compensation. In the case of our other executive officers, the Committee utilizes the Radford surveys as its source of compensation data. The Committee has determined that this survey data is the best source of competitive benchmarking data given the limited availability of compensation data for comparable executive positions within our peer group. In the case of our non-sales executive officers (Ms. Breard, Ms. Lee and Mr. Clark), the Committee utilizes the Radford Global Technology survey and, in the case of Mr. Stinson, the Committee utilizes the data from the Radford Global Sales survey. The Radford surveys provide the Committee with extensive compensation data for positions that are directly comparable to the Company’s executive officer positions and that is specific to technology companies that are comparable in size to the Company in terms of revenue.

     For Fiscal 2013, the Committee, with the assistance of its independent compensation consultant, Compensia, Inc. (“Compensia”), reviewed and updated its compensation peer group of technology companies (the “Peer Group”). The Committee uses the following criteria in conducting its annual review and update of the Peer Group:

  Technology hardware and equipment companies;
  Comparability to the Company in terms of revenue (~0.5x – 2.0x) and market capitalization (~0.5x – 3.5x);
  Inclusion of some companies with a hardware/software mix or systems/software orientation based on the Company’s strategic business direction; and
  Other factors such as revenue growth, profitability, valuation, number of employees, business model, etc.

     Based on the above criteria, Compensia recommended, and the Committee approved, the following Peer Group for Fiscal 2013 (with annual revenue and market capitalization shown based on the latest available public filings with the SEC at the time the Peer Group was established):

Company	Annual Revenue ($MM)	Market Capitalization ($MM)
Avid Technology	$688.1	$304.4
Black Box	$1,073.1	$445.3
Blue Coat Systems	$474.1	$625.7
Checkpoint Systems	$843.5	$566.6
CommVault Systems	$340.0	$1,821.8
Electronics for Imaging	$555.3	$700.6
Emulex	$452.5	$595.2
Harmonic	$509.8	$512.6
Imation	$1,380.2	$270.4
Integrated Device Technology	$618.9	$811.3
Intermec	$771.2	$421.3
Plantronics	$688.5	$1,449.1
Qlogic	$606.2	$1,392.8
Riverbed Technology	$647.1	$3,529.2
Silicon Graphics International	$629.6	$388.5
STEC	$357.4	$539.3
SuperMicro Computer	$942.6	$604.1
Synaptics	$598.5	$906.8

Median	$624.2	$599.6
Quantum (November, 2011)	$662.6	$533.4

     For Fiscal 2013, the Committee removed four companies from the Peer Group due to the fact that their revenue and/or market capitalization fell outside of the established parameters (Brocade, F5 Networks, LSI and Hutchinson Technology), and two companies that were acquired (Compellent Technologies and Isilon Systems). The Committee concluded that the above Peer Group of 18 companies was sufficient and representative in terms of number and size of companies for competitive executive compensation purposes.

     Executive Compensation Process and Decision-Making

     Role of the Leadership and Compensation Committee and the Board of Directors – The Committee oversees and approves all compensation and benefit arrangements for our executive officers, other than for our CEO. In the case of the compensation of our CEO, the independent members of the Board of Directors, based on the recommendations of the Committee, review and approve his compensation. A substantial portion of the Committee’s work involves an annual review of our executive compensation program, including determining total compensation levels for our executive officers and evaluating Company and individual executive officer performance. The Committee considers a variety of factors when determining our executive compensation program and total compensation levels. These factors include the Company’s financial performance for the most recent fiscal year, the recommendations of our CEO for all executive officers, other than for himself, the input of Compensia, and the results of competitive studies and analyses prepared by Compensia and Company management.

     Role of Compensation Consultant – During Fiscal 2013, the Committee consulted with Compensia on a range of issues relating to executive compensation and engaged Compensia to review the results of executive compensation studies and analyses conducted by Company management. Compensia serves at the discretion of the Committee and provides services only to the Committee. Compensia regularly meets with the Committee both with and without management present. In November 2012, the lead representative of Compensia assigned to the Committee engagement reviewed with the Committee the analysis demonstrating that Compensia satisfies the specific independence factors contained in the rules of the Securities and Exchange Commission and the related New York Stock Exchange corporate governance listing standards. Based on this review, the Committee determined that no conflict of interest exists that would preclude Compensia from independently advising the Committee.

     Role of Management – Our CEO provides recommendations to the Committee on various executive compensation matters, including executive compensation program design, annual corporate performance metrics, bonus funding target levels, and evaluations of corporate and executive officer performance. Other members of the Company’s management team provide the Committee with the Market Data as well as data and information relating to various executive compensation matters. In addition, our CEO makes individual compensation recommendations to the Committee for our executive officers, other than for himself. While the Committee considers all recommendations made by the CEO, ultimate authority for all compensation decisions regarding our executive officers, other than for our CEO, rests with the Committee and, in the case of our CEO, rests with the independent members of the Board of Directors. Certain members of the Company’s executive management team, including our CEO and CFO, attend Committee meetings and participate in the Committee’s discussions and deliberations. However, these individuals are not present when the Committee or the independent members of the Board of Directors discusses and determines their compensation. At each meeting, the Committee also meets in executive session without members of management present and may meet without any members of management present at any time.

     Performance Evaluation Process

     We believe strongly in maintaining an executive compensation program that reflects a “pay-for-performance” philosophy. Accordingly, we have established and follow a formal annual performance review and evaluation process under which the individual performance of our executive officers is reviewed by our CEO with the Committee. Under this process, which typically occurs in June of each year, our CEO prepares performance evaluations for each of our executive officers detailing their performance for the prior fiscal year. Each executive officer is evaluated by our CEO based on demonstrated leadership skills, individual contributions to the success of the Company during the fiscal year and results against any pre-established annual performance objectives. Upon the completion of the evaluation process, our CEO meets with the Committee to review and discuss his evaluation of executive officer performance.

     Executive Compensation Review and Approval Process

     As part of the annual performance evaluation process, our CEO presents compensation recommendations for our executive officers to the Committee, including base salary adjustments, bonus awards and equity awards. In making these recommendations, our CEO takes into account the following factors:

  The median compensation levels from the Market Data for each element of direct compensation (i.e., salary, bonus and equity awards) for each of our executive officers;
  The annual performance of each executive officer based on our CEO’s assessment of his or her contributions to our overall performance, including the ability of the executive officer to successfully lead his or her functional organization and to work effectively across the entire organization;
  The scope of each executive officer’s role and the assumption of any additional duties and responsibilities by the executive officer during the fiscal year;

  Internal compensation equity among our executive officers;
  Our Company performance against the performance goals and objectives established by the Committee and the Board of Directors for the fiscal year; and
  Our Company performance for the fiscal year against the Peer Group.

     In making his compensation recommendations to the Committee, our CEO considers each of the above factors and no single factor is determinative.

     Through the performance evaluation and executive compensation review process, the Committee reviews the performance evaluations, discusses the individual performance of each executive officer, reviews the compensation recommendations of our CEO and approves the compensation for our executive officers. With respect to the performance evaluation and compensation review process for our CEO, the independent members of the Board of Directors conduct a similar review of our CEO’s performance against his pre-established objectives for the fiscal year and determine our CEO’s compensation for the fiscal year.

     Elements of Compensation

     Consistent with our compensation philosophy and objectives, the Company provides a mix of compensation elements that emphasizes annual cash incentives and long-term equity incentives. To that end, our executive compensation program consists of base salary, an annual bonus opportunity, equity awards, and perquisites and other benefits.

     Base Salary

     Overview

     The base salaries that we provide to our executive officers represent the principal fixed component of their total direct compensation. We provide base salaries to recognize our executive officers for their day-to-day responsibilities and to attract and retain executive officers in a competitive market. The base salaries of our executive officers are typically reviewed annually and are adjusted in accordance with individual performance and competitive practice. In addition, base salaries may be adjusted in the case of promotions. As in previous years, the Committee continues to generally position the base salaries of our executive officers at approximately the market median based on the Market Data.

     Base Salary Adjustments Made in Fiscal 2013

Executive Officer	Title	Fiscal 2012 Salary	Increase %	Fiscal 2013 Salary
Jon W. Gacek	President & CEO	$585,000	2.56%	$600,000
Linda M. Breard	CFO	$325,000	4.62%	$340,000
Robert S. Clark	SVP, Data Protection Group	$325,000	4.62%	$340,000
Janae S. Lee	SVP, File System & Archive	$329,990	4.55%	$344,990
Theodore A. Stinson	SVP, Worldwide Sales	$400,000	0%	$400,000

     Mr. Gacek

     At the time of Mr. Gacek’s appointment as our President and CEO his base salary was set at $585,000. Although this base salary was below the median of the base salaries of the CEOs of our Peer Group, the Board of Directors determined that such a base salary was appropriate at that time given that Mr. Gacek was new to the position. In light of Mr. Gacek’s leadership during his first year as our President and CEO, and the implementation of the strategy that has positioned the Company for future growth and success, the Board of Directors determined that it was appropriate to increase Mr. Gacek’s base salary to $600,000, which approximates the median of the base salaries of the CEOs of our Peer Group.

     Other Named Executive Officers

     With respect to Ms. Breard, Mr. Clark and Ms. Lee, the Committee, upon the recommendation of Mr. Gacek, agreed to increase the base salary of each by $15,000. The recommendation of Mr. Gacek to raise the base salaries of these named executive officers by $15,000 was based on the following considerations: (i) this increase brings the base salary of each of these named executive officers to a level that is approximately at the market median for comparable executive officer positions, (ii) is reflective of the role and contribution of each within the Company, (iii) provides each with a competitive base salary that will assist the Company in retaining this key executive talent, and (iv) maintains internal equity for comparable executive positions.

The resulting base salaries for Ms. Breard, Mr. Clark and Ms. Lee were, in each case, approximately 5% below the applicable market median. In the case of Mr. Stinson, Mr. Gacek determined, and the Committee agreed, that his current base salary is appropriate in light of the competitive market and the internal positioning of his salary amongst the executive team.

     Annual Bonus Plan

     Overview of Annual Bonus Plan

     The Company maintains an annual bonus program for its employees generally. Under the annual bonus program, our executive officers, other than Mr. Stinson, are eligible to earn annual bonuses through the Company’s Executive Officer Incentive Plan (the “Executive Officer Incentive Plan”) which was reapproved by our shareholders at last year’s annual shareholders meeting. As Senior Vice President, Worldwide Sales, Mr. Stinson participates in the Company’s Sales Compensation Plan which provides him with the opportunity to earn sales commissions based on the Company’s revenue.

     The Executive Officer Incentive Plan, which is structured to support our strategic business plan and reflects the Company’s underlying business conditions, is intended to provide competitive annual incentive compensation opportunities to our executive officers while supporting our pay-for-performance philosophy. The Executive Officer Incentive Plan supports this philosophy by directly tying annual cash incentive compensation levels to both corporate and individual performance.

     The Executive Officer Incentive Plan provides for the funding of an annual bonus pool based upon the achievement of one or more pre-established financial or operational performance objectives. If the minimum level of performance is achieved and the bonus pool is funded, our executive officers are eligible to receive discretionary bonus awards based on a combination of the level of bonus plan funding, their individual target annual bonus award opportunity and their individual performance for the fiscal year.

     Target Annual Bonus Award Opportunity

     Each executive officer, other than Mr. Stinson, has a target annual bonus award opportunity under the Executive Officer Incentive Plan that is expressed as a percentage of his or her base salary. Mr. Stinson has a targeted sales commission opportunity under the Sales Compensation Plan equal to his base salary for the fiscal year. Target annual bonus award opportunities, and Mr. Stinson’s targeted sales commission opportunity, are reviewed as part of our annual executive compensation review process and are targeted at approximately the market median based on the Market Data.

Executive Officer	Title	Fiscal 2012 Target	Fiscal 2013 Target
Jon W. Gacek	President & CEO	100%	100%
Linda M. Breard	CFO	50%	50%
Robert S. Clark	SVP, Data Protection Group	50%	50%
Janae S. Lee	SVP, File System & Archive	50%	50%
Theodore A. Stinson	SVP, Worldwide Sales	(1)	(1)
____________________

       (1)     Mr. Stinson has a target sales commission opportunity equal to 100% of his annual base salary.

     No changes were made to the target annual bonus award opportunities during Fiscal 2013 for any of the named executive officers of the Company. The Committee determined that the target annual bonus award opportunities for all of the named executive officers were aligned with the market median. Although each executive officer has an annual bonus target opportunity, actual bonus awards for our executive officers under the Executive Officer Incentive Plan may be above or below the established target annual bonus award opportunities depending on actual Company and individual performance. However, in no event may an award to any executive officer under the Executive Officer Incentive Plan exceed 150% of the executive officer’s annual bonus target opportunity. Under the Executive Officer Incentive Plan, the Committee may eliminate or reduce (but not increase) the actual award that may be paid out to an executive officer, in the Committee’s discretion.

     Performance Metrics and Targets Under Executive Officer Incentive Plan for Fiscal 2013

     For Fiscal 2013, the Committee approved the use of two performance metrics for the Company’s annual bonus program, including under the Executive Officer Incentive Plan. In addition to the continued use of non-GAAP operating income as a performance metric for the annual bonus program as was used in the prior fiscal year, the Committee added annual revenue as a second performance metric for Fiscal 2013. While the Committee continues to believe that non-GAAP operating income is an appropriate measure of our financial performance, as it reflects the level of growth resulting from the successful execution of our annual operating plan consistent with producing an appropriate return for our stockholders and satisfying our obligations to our debt holders, the Committee also believes that increasing annual revenue is ultimately the key to the Company’s growth and success. (For purposes of the annual bonus program, “non-GAAP operating income” is defined as operating income reduced by acquisition expenses, amortization of intangibles, restructuring charges and share-based compensation charges.)

     The Company’s annual bonus program provides for the funding of a single bonus pool based upon the achievement of pre-established annual revenue and non-GAAP operating income target performance levels. The target performance levels for Fiscal 2013 were set at the beginning of the fiscal year in conjunction with the approval of our annual operating plan. The annual operating plan is considered and discussed extensively by our Board of Directors and senior management before it is approved by the Board of Directors. The annual revenue and non-GAAP operating income target performance levels for Fiscal 2013 were set at $690.0 million and $65.7 million, respectively. The Committee believed that the achievement of these target levels of annual revenue and operating income performance were consistent with the Company’s continuing evolution in becoming a market leader in big data management and data protection and achievement of these target levels would require a high level of performance by our CEO, executive officers and all other employees.

     Funding of Executive Officer Incentive Plan and Payment of Bonus Awards for Fiscal 2013

     Using a matrix approach, various levels of bonus funding were established under the annual bonus program based upon the achievement of certain levels of annual revenue and non-GAAP operating income performance. At the target performance level of annual revenue of $690.0 million and non-GAAP operating income of $65.7 million, total bonus funding would equal $1.75 million, with incremental bonus funding increasing for performance above the target levels. However, the Committee provided that no bonus funding would occur under the annual bonus program unless and until annual revenue equaled or exceeded the $690.0 million target and non-GAAP operating income equaled or exceeded $55.8 million, or 85% of the target. (At the minimum levels of performance, total funding under the annual bonus program would equal $1.0 million.)

     Provided a bonus pool is funded for the annual bonus program, our CEO makes recommendations for bonus awards for our executive officers under the Executive Officer Incentive Plan, other than himself, based on the total level of bonus funding, the individual target annual bonus award opportunities and on his assessment of their individual performance for the fiscal year. The Committee ultimately approves all bonus awards to our executive officers under the Executive Officer Incentive Plan and is not bound by the recommendations of our CEO. The independent members of the Board of Directors determine the bonus award, if any, payable to our CEO under the Executive Officer Incentive Plan from the funded bonus pool.

     Following the completion of Fiscal 2013, the Committee compared our actual annual revenue and non-GAAP operating income results to the annual target performance levels. Because our reported financial results for Fiscal 2013, which were revenue of $587.6 million and an operating loss of $4.1 million, respectively, fell short of the minimum performance levels necessary to begin funding the bonus pool, the Committee concluded that no bonus pool would be funded for Fiscal 2013, which resulted in no bonus awards to any of our executive officers under the Executive Officer Incentive Plan.

     Sales Compensation Plan for Fiscal 2013

     For Fiscal 2013, Mr. Stinson participated in the Company’s Sales Compensation Plan. The Sales Compensation Plan is a standard commission plan in which all of the Company’s commissioned employees participate and which provides for commission payments based upon sales of the Company’s products and the attainment of specified individual quotas. With respect to Mr. Stinson, his commission payments were based on the sale of the Company’s branded products. Mr. Stinson’s quota for Fiscal 2013 was $276.9 million. During Fiscal 2013, Mr. Stinson did not achieve his annual quota and earned total commissions of $295,712, which was below his annual commission target of $400,000.

     Equity Awards

     Overview of Annual Equity Award Program

     Historically, the cash compensation of our executive officers has been supplemented with long-term equity awards under the Company’s long-term incentive plan that tie their overall compensation to the performance of the Company’s Common Stock. Equity awards are granted to our executive officers to (i) provide at-risk equity compensation consistent with our pay-for-performance philosophy and (ii) align the interests of our executive officers with those of our stockholders by providing them with significant equity stakes in the Company. The Committee determines, on a discretionary basis, whether an equity award should be granted, the form of any equity award and the number of shares of the Company’s Common Stock subject to the equity award.

     Establishment of Stock Pool for Annual Equity Awards

     Each fiscal year, as part of the development and approval of the Company’s annual compensation program, the Company recommends, and the Committee approves, a stock pool for the purpose of granting annual equity awards to our executive officers and other eligible employees. In establishing the size of this stock pool, the following factors are considered:

  The Market Data regarding the size of competitive equity pools;
  The Market Data regarding the competitive size and fair value of equity awards provided to similar executive officers and other employees;
  The resulting impact the stock pool would have on our annual and three-year average burn rates (“burn rate” is defined as the number of shares of the Company’s Common Stock subject to stock options granted during the fiscal year plus the number of shares of the Company’s Common Stock subject to restricted stock unit awards granted during the fiscal year, with the number of restricted stock units multiplied by a factor of 1.5, divided by the average number of shares of the Company’s Common Stock outstanding during the fiscal year); and
  The impact of the stock pool on the remaining shares of stock available for grant under the Company’s shareholder-approved long-term incentive plan.

     Allocation of Stock Pool

     Once the size of the overall stock pool for the fiscal year is approved by the Committee, the Company allocates a portion of the stock pool to be used to grant equity awards to our executive officers as a group. The determination of the allocation of the pool for these equity awards is based on the Company’s analysis and assessment of competitive market practices about equity awards, including the total equity fair value typically reserved for and actually granted to similar executive officers based on the Market Data.

     Form of Annual Equity Awards

     For the past several years, in an on-going effort to reduce the dilution, burn rate, overhang and financial accounting compensation expense resulting from the use of equity awards, the Committee has been granting equity awards in the form of restricted stock units. Additionally, to support the Company’s efforts to retain its top executive talent, the Committee has favored granting restricted stock units with service-based vesting because restricted stock units have some financial value regardless of stock price performance and therefore serve as a valuable vehicle for retention purposes. Moreover, since the ultimate value of restricted stock units is directly related to the value of the Company’s Common Stock, restricted stock units incent executive officers to achieve the Company's goals and targets and increase the Company’s stock price. Accordingly, the Committee believes this strategy of granting equity awards in the form of restricted stock units has served the purposes of retaining executive officers and, consistent with our pay-for-performance philosophy, incenting and rewarding them for performance, and that it also aligns the interests of our executive officers with those of its stockholders. In Fiscal 2013, the Committee maintained this philosophy and determined that the equity awards to be granted to our executive officers would be made in the form of service-based restricted stock units.

     Size/Value of Annual Equity Awards

     In determining the size of the annual equity awards to be granted individually to our executive officers, the Committee does not establish specific target equity award levels for them. Instead, the Company develops annual equity award grant guidelines for the individual grants. The equity award grant guidelines are developed based on the number of shares of the Company’s Common Stock that are available for the granting of equity awards to our executive officers and incorporate a range that permits variation in the individual grants based on different levels of individual performance. Using these guidelines, our CEO makes specific recommendations to the Committee regarding the size of the equity award to be granted to each of our executive officers (other than with respect to his own award). The recommendations of our CEO as to the size of the equity award for each individual executive officer may vary within the established guidelines based on the following factors:

  Individual performance of each executive officer for the prior fiscal year;
  Company financial performance for the prior fiscal year;
  The grant date fair value of equity awards granted to executive officers in similar positions in technology companies of similar size (the “grant date fair value” is equal to the number of restricted stock unit awards multiplied by the market price of the Company’s Common Stock on the date of grant plus the Black-Scholes value of a Company stock option multiplied by the number of stock options granted);

  Internal consistency and comparability in terms of the size of the equity awards among the executive officers; and
  The number, type and current retentive value of the outstanding equity awards held individually by each of the executive officers.

     Although our philosophy is to generally target the market median equity award value for our annual equity awards, based on the Market Data, when making equity awards to our executive officers, the value of the resulting equity awards may be above or below the market median award value depending upon the factors noted above as well as the Company’s stock price at the time the awards are granted.

     The Committee reviews the recommendations of our CEO, including the application of the aforementioned factors to each of our executive officers and ultimately approves the equity awards for the executive officers. The independent members of the Board of Directors apply the same factors in determining the size and form of the equity award for our CEO.

     Annual Equity Award Stock Pool for Fiscal 2013

     For the Company’s Fiscal 2013 equity award program, the Committee approved a total stock pool of 6,500,000 shares of the Company’s Common Stock with all such shares to be awarded in the form of restricted stock units. The Committee approved the size of the total stock pool based on the following factors:

  Having a sufficient pool of shares to assist the Company in granting market-competitive equity awards;
  Having a sufficient pool to enable the Company provide equity awards sufficient in size to retain its key management talent;
  Having a sufficient pool to grant equity awards in the form of restricted stock units to continue its philosophy of aligning the interests of our executive officers with those of our stockholders; and
  Having a sufficient pool to grant equity awards to incent our executive officers to improve Company performance and increase the Company’s stock price.

The Committee noted that with respect to the total stock pool of 6,500,000 shares, the projected annual burn rate would be 4.06% and the projected three-year burn rate, for the period Fiscal 2011 – Fiscal 2013, would be 4.31%. This three-year burn compared favorably to the applicable ISS three-year burn rate cap of 5.09%.

     Fiscal 2013 Annual Equity Awards

     Using the factors established for purposes of determining the size of individual equity awards, as noted above, the Committee approved the following annual equity awards to the named executive officers in Fiscal 2013:

Executive Officer	Title	Restricted Stock Units Awarded
Jon W. Gacek	President & CEO	0
Linda M. Breard	CFO	150,000
Robert S. Clark	SVP, Data Protection Group	200,000
Janae S. Lee	SVP, File System & Archive	200,000
Theodore A. Stinson	SVP, Worldwide Sales	200,000

     Mr. Gacek

     When Mr. Gacek was appointed as our President and CEO at the beginning of Fiscal 2012, the Board of Directors provided Mr. Gacek with an equity award that was intended to cover a two-year period (Fiscal 2012 and Fiscal 2013). In keeping with that decision, Mr. Gacek received no equity award grant in Fiscal 2013.

     Other Named Executive Officers

     Upon the recommendation of Mr. Gacek, the Committee approved equity awards during Fiscal 2013 of 150,000 service-based restricted stock units to Ms. Breard and 200,000 service-based restricted stock units to each of Mr. Clark, Ms. Lee and Mr. Stinson. The grant guidelines established by the Company for the executive officers for Fiscal 2013 ranged from 150,000 restricted stock units to 225,000 restricted stock units. At the time the grant guidelines were established and the equity awards approved, the Company’s stock price was approximately $2.00. Based on the grant guidelines, the equity awards would have a value at grant ranging from approximately $300,000 to $450,000.

     In approving these annual equity awards, the Committee carefully considered the recommendations of Mr. Gacek which took into account (i) the leadership position of each named executive officer, (ii) the named executive officer’s level of individual performance, (iii) the role of each named executive officer and the scope of their responsibilities, (iv) the Company’s financial performance for the prior fiscal year, and (v) the current equity holdings of each named executive officer. In addition, Mr. Gacek’s recommendations reflected the fact that Ms. Breard had received a significant equity award in Fiscal 2012 in connection with her promotion to CFO and that the roles of Ms. Lee, Mr. Clark and Mr. Stinson had evolved and were critical to the future success of the Company.

     The Market Data the Committee reviewed established the median market value for equity awards to executive officers in comparable positions in companies of similar size to be between $450,000 and $600,000. As a result, the Committee noted that the value of the equity awards, $304,500 for Ms. Breard and $406,000 for Mr. Clark, Ms. Lee and Mr. Stinson, was below the applicable market median value but was appropriate based on the level of the Company’s overall financial performance for the prior fiscal year. The restricted stock units granted to the named executive officers will vest in equal annual installments over three years.

     Timing & Pricing of Equity Awards

     We do not have an established schedule for the granting of equity awards. Instead, the Committee makes awards from time to time as necessary. The Committee has instituted a policy that all equity awards will be approved either at a regularly scheduled Committee meeting, with the annual schedule of such meetings established prior to the beginning of the fiscal year, or by unanimous written consent on the first day of each month, or as close as reasonably possible to the first day of the month. The actual grant date for equity awards under this policy is the later to occur of the first day of the month or the day the last member of the Committee approves in writing the equity award grant.

     As required by the Company’s long-term incentive plan, the exercise price for any stock option grants is set at not less than the closing market price of our Common Stock on the date of grant or, if the date of grant falls on a weekend or holiday, the closing price on the immediately preceding business day.

     Aggregate Total Compensation

     In assessing the market competitiveness of our executive compensation program, the Committee reviewed the aggregate total compensation of each executive officer (which includes base salary, target annual bonus opportunity and annual equity awards) as compared to the corresponding market median based on the Market Data. Based on the review, the Committee determined that the actual total compensation paid for Fiscal 2013 to each named executive officer, other than Mr. Stinson, was substantially less than the market median both because there was no annual bonus paid under the Executive Officer Incentive Plan and because the value of the annual equity awards was less than the market. In the case of Mr. Stinson, his total compensation for Fiscal 2013 approximated the market median primarily as a result of the commissions he was paid during Fiscal 2013.

     Perquisites and Other Benefits

     Perquisites - We offer Company-paid financial counseling and tax preparation services to our executive officers and non-executive vice presidents. Our executive officers are entitled to receive up to $6,000 in their initial year of participation, and an additional $3,500 per year thereafter to reimburse them for the cost of such services. The Committee considers this expense to be minimal and appropriate given the level of the executive officers’ responsibilities. Other than this perquisite and the non-qualified deferred compensation plan discussed below, we do not provide any other perquisites or personal benefits to our executive officers that are not available to all other full time employees.

     Employee Stock Purchase Plan - We offer all employees, including our executive officers, the ability to acquire shares of the Company’s Common Stock through a tax-qualified employee stock purchase plan. This plan allows employees to purchase shares of the Company’s Common Stock at a 15% discount relative to the market price. The Committee believes that the ESPP is a cost efficient method of encouraging employee stock ownership.

     Health and Welfare Benefits - We offer health, welfare, and other benefit programs to substantially all full-time employees. We share the cost of health and welfare benefits with our employees, the cost of which is dependent on the level of coverage an employee elects. The health and welfare benefits offered to our executive officers are identical to those offered to other full time employees.

     Qualified Retirement Benefits – All U.S. based employees, including our executive officers, are eligible to participate in the Company’s tax-qualified 401(k) Savings Plan. Participants may defer cash compensation up to statutory IRS limits and may receive a discretionary matching Company contribution. The matching contribution for our executive officers is reported in a footnote to the Summary Compensation Table. Participants direct their own investments in the Company’s tax-qualified 401(k) Savings Plan, which does not include an opportunity to invest in shares of the Company’s Common Stock.

     Non-Qualified Deferred Compensation Plan - We maintain a non-qualified deferred compensation plan which allows select employees, including our executive officers, to contribute a portion of their base salary and annual bonus payouts to an irrevocable trust for the purpose of deferring federal and state income taxes. Participants direct the deemed investment of their deferred accounts among a pre-selected group of investment funds, which does not include shares of the Company’s Common Stock. The deemed investment accounts mirror the investment options available under the Company’s 401(k) Savings Plan. Participants’ deferred accounts are credited with interest based on their deemed investment selections. Participants may change their investment elections on a daily basis, the same as they may under the Company’s 401(k) Savings Plan. We do not make employer or matching contributions to the deferred accounts under the non-qualified deferred compensation plan. We offer the non-qualified deferred compensation plan as a competitive practice to enable us to attract and retain top talent. During Fiscal 2013, none of our executive officers participated in the non-qualified deferred compensation plan.

     Change of Control Severance Policy, Employment Agreements and Severance Agreements

     Change of Control Agreements

     We have entered into change of control agreements with our executive officers, whereby in the event of a “change of control” of the Company, which is defined to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Board of Directors, and, within 12 months of the change of control, there is an “Involuntary Termination” of such executive officer’s employment, then the executive officer is entitled to specified payments and benefits. The agreements define an “Involuntary Termination” to include, among other things, any termination of employment of the executive officer by the Company without “cause” or a significant reduction of the executive officer’s duties without his or her express written consent. The change of control agreements do not provide for the payment of any tax gross-up to offset any excise tax incurred as a result of any payment under the agreements.

     The purpose of these change of control agreements is to ensure that we will have the continued dedication of our executive officers by providing such individuals with compensation arrangements that are competitive with those of the executives of the companies in our Peer Group, to provide sufficient incentive to the individuals to remain employed with us, to enhance their financial security, as well as protect them against unwarranted termination in the event of a change of control of the Company. The Board of Directors believes that this policy serves the best interests of stockholders because it eliminates management’s self-interest considerations during a potential change of control at a cost that is both appropriate and reasonable.

     The benefits that would be provided to Mr. Gacek, as President and CEO, in the event of both a change of control of the Company and a qualifying termination of employment would be:

  a lump sum payment equal to 200% of his then established base compensation;
  a lump sum payment equal to 200% of his target annual bonus;
  payment of COBRA premiums for twelve (12) months; and
  vesting of any unvested equity-based compensation award then held by him.

     The benefits that would be provided to our other executive officers in the event of both a change of control of the Company and a qualifying termination of employment would be:

  a lump sum payment equal to 150% of the executive officer’s then established base compensation;
  a lump sum payment equal to 150% of the executive officer’s target annual bonus;
  payment of COBRA premiums for twelve (12) months; and
  vesting of any unvested equity-based compensation award then held by the executive officer.

     In all cases, these payments and benefits are subject to the executive officer’s execution of a release of claims in favor of the Company.

     Employment Offer Letter

     Except for the offer letter with Mr. Gacek described below, we do not have employment agreements with any of our named executive officers. Each of our named executive officer’s employment is at will and the named executive officer may be terminated at any time and for any reason, with or without notice.

     We entered into an offer letter with Mr. Gacek, effective April 1, 2011, in connection with his appointment as President and CEO. This offer letter replaces the offer letter we entered into with Mr. Gacek at the time Mr. Gacek was originally hired by the Company in 2006. The April 1, 2011 offer letter was entered into in order to secure the services of Mr. Gacek and provided for an initial base salary of $585,000, a target annual bonus award opportunity under the Executive Officer Incentive Plan of 100% of base salary, and a grant of 1,300,000 stock options and 300,000 restricted stock units. This offer letter also provides for the payment of a severance benefit of twelve months of base salary and benefits coverage for twelve months in the event of a qualifying termination of employment that is not associated with a change of control of the Company, subject to his execution of a separation agreement and general release.

     The purpose of this offer letter is to ensure that the Company will have the continued dedication of Mr. Gacek as President and CEO by providing sufficient incentive to him to remain with us and to enhance his financial security. The Board of Directors believes that this offer letter serves the best interests of stockholders because it enables us to secure the services of Mr. Gacek at a cost that is both appropriate and reasonable.

     Stock Ownership Guidelines

     We maintain stock ownership guidelines for our President and CEO and for our non-employee directors. For our President and CEO, these stock ownership guidelines require him to acquire and hold shares of the Company’s Common Stock with a value at least equal to three times his annual base salary. For our non-employee directors, these stock ownership guidelines require them to acquire and hold shares of the Company’s Common Stock with a value at least equal to three times the directors’ annual retainer. The measurement date for compliance with the stock ownership guidelines is the last day of each fiscal year. The stock ownership guidelines are required to be met by the later of five years from (i) the date the guidelines were adopted or (ii) the date an individual first becomes subject to the guidelines. As of the last day of Fiscal 2013, Mr. Gacek, who was appointed our President and CEO on the first day of Fiscal 2012, and Mr. Roberson and Mr. Krall, who were first appointed to the Board of Directors during Fiscal 2012, had not yet met the applicable stock ownership guidelines. However, in each case, these individuals have several years in which to reach the ownership requirement. While the Committee encourages executive share ownership for our other executive officers, we do not currently require those executive officers to own shares of our stock with a minimum stated value.

     Anti-Hedging Policy

     We maintain an insider trading policy which prohibits, absent prior approval from the Company’s General Counsel, buying Company shares on margin or using or pledging owned shares as collateral for loans and engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. All of our executive officers are subject to the Company’s insider trading policy.

     Tax and Accounting Considerations

     Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers in a taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code.

     The Executive Officer Incentive Plan allows the Committee to pay compensation that qualifies as performance-based compensation under Section 162(m). While we currently seek to preserve deductibility of compensation paid to our executive officers under Section 162(m), flexibility to provide compensation arrangements necessary to recruit and retain outstanding executives is maintained. In particular, full preservation of tax deductibility may not be possible if non-performance-based restricted stock units continue to play a significant role in our executive compensation program since such restricted stock units are not deemed to be performance-based under Section 162(m). With respect to our executive officers, no portion of their compensation in Fiscal 2013 was determined to be non-deductible under Section 162(m).

     Section 409A of the Internal Revenue Code

     Section 409A of the Internal Revenue Code (“Section 409A”) imposes additional significant taxes in the event that an executive officer, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A. Section 409A applies to traditional nonqualified deferred compensation plans, certain severance arrangements, and certain equity awards. As described above, we maintain a non-qualified deferred compensation plan, have entered into severance and change of control agreements with our executive officers and grant equity awards. However, to assist in the prevention of adverse tax consequences under Section 409A, we structure our equity awards in a manner intended to comply with or be exempt from the applicable requirements of Section 409A. With respect to our non-qualified deferred compensation plan and the severance and change of control agreements, we have determined that the plan and such agreements are in compliance with or are exempt from Section 409A.

     Accounting Considerations

     We follow the applicable accounting rules for our equity-based compensation. The applicable accounting rules require companies to calculate the grant date fair value of equity-based awards. This calculation is performed for accounting purposes and reported in the compensation tables, even though the equity award recipients may never realize any value from their awards. The applicable accounting rules also require companies to recognize the compensation cost of their equity-based awards in their income statements over the period that a recipient is required to render service in exchange for the equity award.

REPORT OF THE LEADERSHIP AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS1

          We, the Leadership and Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within this Proxy Statement with the management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement.

          Submitted by the Leadership and Compensation Committee of the Board of Directors:

MEMBERS OF THE LEADERSHIP AND
COMPENSATION COMMITTEE

David A. Krall, Chair
Elizabeth A. Fetter
Joseph A. Marengi
Jeffrey C. Smith
____________________

(1)	This report of the Leadership and Compensation Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

     Annually, we conduct a risk assessment of our compensation policies and practices for our employees, including those relating to our executive compensation program, and discuss the findings of this risk assessment with the Committee. The Committee directed Compensia to conduct this assessment for us. Our risk assessment includes a detailed analysis of our compensation programs in which employees at all levels of the organization may participate, including our executive officers. We believe that our compensation programs have been appropriately designed to attract and retain talent and properly incent our employees. Generally, our programs are designed to pay for performance and, thus, provide incentive-based compensation that encourages appropriate risk-taking. These programs contain various mitigating features, however, to ensure our employees, including our executive officers, are not encouraged to take excessive or unnecessary risks in managing our business. These features include:

  Independent oversight of the compensation programs by the Committee;
  Discretion provided to the Committee to set targets, monitor performance and determine final payouts;
  Additional oversight of the compensation programs by a broad-based group of functions within the Company, including Human Resources, Finance and Legal and at multiple levels within the Company;
  A balanced mix of compensation programs that focus our employees on achieving both short and long-term objectives and that provide a balanced mix of cash and equity compensation;
  An annual review by the Committee of target compensation levels for our executive officers, including a review of the alignment of executive compensation with performance;
  Caps on the maximum funding under the Company’s annual bonus program, including the Executive Officer Incentive Plan and the Quantum Incentive Plan;
  An insider trading policy which prohibits, absent prior approval from the Company’s General Counsel, buying Company shares on margin or using or pledging owned shares as collateral for loans and engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities;
  Incentives focused on the use of a reportable and broad-based internal financial metrics (annual revenue and non-GAAP operating income);
  Pay positioning targeted at the market median based on a reasonable competitive peer group and published surveys; and
  Multi-year service-based vesting requirements with respect to equity awards.

     Based on the assessment conducted for Fiscal 2013, we believe that our compensation programs are not likely to create excessive risks that might adversely affect the Company.

EXECUTIVE COMPENSATION

     The following table lists the compensation for our named executive officers for Fiscal 2013.

Summary Compensation Table

Name and Title	Year	Salary(1)	Bonus(2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation (6)	Total
Jon W. Gacek	2013	$595,962	$0	$0	$0	$0	$0	$4,480	$600,442
President and	2012	$582,462	$0	$756,000	$2,450,370	$0	$0	$8,864	$3,797,696
Chief Executive	2011	$413,025	$60,000	$465,000	$0	$0	$0	$7,500	$945,525
Officer
Linda M. Breard	2013	$335,962	$0	$304,500	$0	$0	$0	$8,829	$649,291
Chief Financial	2012	$325,000	$0	$1,011,000	$0	$0	$0	$7,246	$1,343,246
Officer	2011	$272,934	$15,000	$186,000	$0	$0	$0	$6,822	$480,756
Robert S. Clark	2013	$335,962	$0	$406,000	$0	$0	$0	$7,621	$749,583
Senior Vice	2012	$316,153	$0	$572,900	$0	$0	$0	$8,279	$897,332
President, Data
Protection Group
Janae S. Lee	2013	$340,952	$0	$406,000	$0	$0	$0	$5,321	$752,273
Senior Vice	2012	$324,605	$0	$572,900	$0	$0	$0	$5,527	$903,032
President, File
System &
Archive
Theodore A.	2013	$400,000	$0	$406,000	$0	$295,712	$0	$5,305	$1,107,017
Stinson	2012	$315,385	$0	$1,253,750	$275,813	$217,526	$0	$0	$2,062,474
Senior Vice
President,
Worldwide Sales
____________________

(1)	The amounts reported in the Salary column for Fiscal 2013 represent the dollar value of the cash base salaries earned in Fiscal 2013.
(2)	No bonuses were paid to our named executive officers with respect to Fiscal 2013.
(3)	The amounts reported as the value of the equity awards were computed in accordance with ASC 718. The assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on or about June 7, 2013. The actual amount realized by the named executive officer with respect to their option awards, if any, will depend on the difference between the market price of the Company’s Common Stock on the date the option is exercised and the exercise price.
(4)	No cash bonuses were paid under the Company’s Executive Officer Incentive Plan to our named executive officers with respect to Fiscal 2013. Mr. Stinson received total cash commission payments of $295,712 under the Sales Compensation Plan in Fiscal 2013.
(5)	There is no Change in Pension Value and no Non-Qualified Deferred Compensation Earnings reportable as the Company does not maintain a defined benefit or actuarial pension plan nor were there any above market or preferential earnings on compensation that was deferred.
(6)	The amounts listed in All Other Compensation column of the Summary Compensation Table for Fiscal 2013 consist of the following:

	401(k) Matching
Name	Contributions	Severance Payments	Financial Planning(a)	Other Comp(b)
Jon W. Gacek	$3,563	$0	$917	$0
Linda M. Breard	$8,496	$0	$133	$200
Robert S. Clark	$7,621	$0	$0	$0
Janae S. Lee	$5,321	$0	$0	$0
Theodore A. Stinson	$0	$0	$5,305	$0
____________________

(a)	Payments include reimbursement for financial counseling and tax preparation services.
(b)	Payment includes reimbursement for fitness center membership.

Grants of Plan-Based Awards

     The following table presents information on plan-based awards granted to our named executive officers during Fiscal 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)(5)	Threshold (#)	Target (#)	Maximum (#)
Jon W. Gacek		—	$600,000		$900,000	—	—	—	—	—	—	—
Linda M. Breard	7/1/12	—	—		—	—	—	—	150,000(4)	—	$2.03	$304,500
		—	$170,000		$255,000	—	—	—	—	—	—	—
Robert S. Clark	7/1/12	—	—		—	—	—	—	200,000(4)	—	$2.03	$406,000
		—	$170,000		$255,000	—	—	—
Janae S. Lee	7/1/12	—	—		—	—	—	—	200,000(4)	—	$2.03	$406,000
		—	$172,495		$258,742	—	—	—	—	—	—	—
Theodore A. Stinson	7/1/12	—	—		—	—	—	—	200,000(4)	—	$2.03	$406,000
		—	$400,000	(6)	—	—	—	—	—	—	—	—
____________________

(1)	The amounts reported reflect the target payments under the Company’s Executive Officer Incentive Plan. In June of each year, the Leadership and Compensation Committee (and in the case of the CEO, the independent members of the Board of Directors) annually review and approve the named executive officers’ bonus targets. No cash bonuses were paid under the Company’s Executive Annual Incentive Plan to the named executive officers for Fiscal 2013.
(2)	In Fiscal 2013, there were no equity incentive plan awards made to any of the named executive officers.
(3)	The amounts reported were computed in accordance with ASC 718. The assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on or about June 7, 2013. The actual amount realized by the named executive officer with respect to their option awards, if any, will depend on the difference between the market price of the Company’s Common Stock on the date the option is exercised and the exercise price.
(4)	Restricted stock units will vest (based on continued employment) annually over three years beginning July 1, 2012.
(5)	Although the Company’s Executive Officer Incentive Plan provides that no executive officer’s actual award under the plan may, for any period of three consecutive fiscal years, exceed $15 million, for Fiscal 2013, the Committee adopted an annual payout cap of 150% of the executive officer’s annual bonus payment target.
(6)	Amount reflects sales commission payments made pursuant to the Fiscal Year 2013 Sales Compensation Plan.

Outstanding Equity Awards at Fiscal Year End 2013

     The following table provides information with respect to outstanding stock options and restricted stock unit awards held by our named executive officers as of March 31, 2013.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Jon W. Gacek	622,916	(1)	677,084	(1)		$2.52	4/1/18	83,333	(7)	$106,666
	500,000	(2)				$0.98	7/1/16	200,000	(8)	$256,000
	225,000	(3)				$3.17	6/30/14
	1,000,000	(4)				$2.15	8/22/13
	179,268	(5)				$1.71	8/13/13
	119,512	(6)				$1.52	8/13/14
Linda M. Breard	187,500	(2)				$0.98	7/1/16	33,333	(7)	$42,666
								200,000	(9)	$256,000
								150,000	(10)	$192,000
Robert S. Clark	72,916	(11)	27,084	(11)		$2.59	4/1/17	8,333	(13)	$10,666
	37,500	(2)				$0.98	7/1/16	20,000	(7)	$25,600
	14,584	(12)				$0.77	4/1/16	113,333	(9)	$145,066
								200,000	(10)	$256,000
Janae S. Lee	250,000	(2)				$0.98	7/1/16	28,333	(7)	$36,266
	200,000	(14)	0	(14)		$4.00	10/31/14	113,333	(9)	$145,066
								200,000	(10)	$256,000
Theodore A. Stinson	54,687	(15)	70,313	(15)		$2.95	6/13/18	283,333	(16)	$362,666
								200,000	(10)	$256,000
____________________

(1)	Granted 4/1/11; 25% vested on 4/1/12 and remainder will vest 1/48th monthly subject to executive’s continued employment.
(2)	Granted 7/1/09; 25% vested on 7/1/10, 50% vested on 7/1/11, and 25% vested on 7/1/12.
(3)	Granted 6/30/07; vested annually in equal installments over three years beginning 7/1/07.
(4)	Granted 8/22/06; 33% vested on 8/22/07 and 67% vested monthly in equal installments over two years beginning 08/22/07.
(5)	Granted 8/22/06; 75% vested on 8/22/06 and 25% vested on 8/25/06.
(6)	Granted 8/22/06; 50% vested on 8/22/06 and 50% vested on 8/25/06.
(7)	Granted 7/1/10; vesting annually in equal installments over three years beginning 7/1/10 subject to executive’s continued employment.
(8)	Granted 4/1/11; vesting annually in equal installments over three years beginning 4/1/11 subject to executive’s continued employment.
(9)	Granted 7/1/11; vesting annually in equal installments over three years beginning 7/1/11 subject to executive’s continued employment.
(10)	Granted 7/1/12; vesting annually in equal installments over three years beginning 7/1/12 subject to executive’s continued employment.
(11)	Granted 4/1/10; 25% vested on 4/1/11 and remainder vests 1/48th monthly subject to executive’s continued employment.
(12)	Granted 4/1/09; 25% vested on 3/1/10 and remainder vests 1/48th monthly subject to executive’s continued employment.
(13)	Granted 4/1/10; vesting annually in equal installments over three years beginning 4/1/10 subject to executive’s continued employment.
(14)	Granted 10/31/07; 25% vested on 11/1/08 and remainder vests 1/48th monthly subject to executive’s continued employment.
(15)	Granted 6/13/11; 25% will vest on 6/13/12 and remainder vests 1/48th monthly subject to executive’s continued employment.
(16)	Granted 6/13/11; vesting annually in equal installments over three years beginning 6/13/11 subject to executive’s continued employment.

Note: The table above uses a price of $1.28 per share, the market price of the Company’s Common Stock as of March 31, 2013 to calculate the market value of shares or units that have not vested.

Option Exercises and Stock Vested in Fiscal 2013

     The following table provides information on stock option exercises and restricted stock and restricted stock unit vesting for our named executive officers during Fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jon W. Gacek	—	—	188,333	$431,166
Linda M. Breard	—	—	133,333	$270,666
Robert S. Clark	—	—	85,000	$177,466
Janae S. Lee	—	—	85,000	$172,550
Theodore A. Stinson	—	—	141,667	$286,167
____________________

(1)	The amount reported is calculated as the difference between the market price of the underlying shares of the Company’s Common Stock at the date of exercise and the exercise or base price of the options.
(2)	The amount reported is calculated by multiplying the number of shares that vested by the market price of the underlying shares of the Company’s Common Stock on the vesting date.

Nonqualified Deferred Compensation

     The Company’s Nonqualified Deferred Compensation Plan is discussed under the section entitled “Compensation Discussion and Analysis — Perquisites and Other Benefits - Non-Qualified Deferred Compensation Plan.” In Fiscal 2013, no named executive officers elected to defer compensation under this Plan and no named executive officer maintains a balance in this Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

     The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above and under the agreements as they existed on the last day of Fiscal 2013 for our named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of Fiscal 2013 (March 31, 2013), outstanding equity awards were not assumed or substituted for in connection with a change of control of the Company, and the price per share of the Company’s Common Stock is the closing price on the NYSE as of that date ($1.28). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits differs with respect to such triggering event. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be substantially different.

		Potential Payments Upon:
Name	Type of Benefit	Involuntary Termination within 12 Months After a Change of Control	Involuntary Termination Not Associated with a Change of Control
Jon W. Gacek	Cash Severance Payments	$2,400,000	$600,000
	Vesting Acceleration(1)	$362,666	$0
	Continued Coverage of Employee Benefits(2)	$24,999	$24,999
	Total Termination Benefits:	$2,787,665	$624,999

Linda M. Breard	Cash Severance Payments	$765,000	$0
	Vesting Acceleration(1)	$490,666	$0
	Continued Coverage of Employee Benefits(2)	$14,190	$0
	Total Termination Benefits:	$1,269,856	$0

Robert S. Clark	Cash Severance Payments	$765,000	$0
	Vesting Acceleration(1)	$437,332	$0
	Continued Coverage of Employee Benefits(2)	$13,575	$0
	Total Termination Benefits:	$1,215,907	$0

Janae S. Lee	Cash Severance Payments	$766,228	$0
	Vesting Acceleration(1)	$437,332	$0
	Continued Coverage of Employee Benefits(2)	$25,227	$0
	Total Termination Benefits:	$1,228,787	$0

Theodore A. Stinson	Cash Severance Payments	$1,200,000	$0
	Vesting Acceleration(1)	$618,666	$0
	Continued Coverage of Employee Benefits(2)	$25,164	$0
	Total Termination Benefits:	$1,843,830	$0
____________________

(1)	Reflects the aggregate market value of outstanding and unvested stock option grants and restricted stock unit awards. For unvested stock options, the aggregate market value is computed by multiplying (i) the difference between $1.28 and the exercise price of the option, by (ii) the number of shares of the Company’s Common Stock underlying the unvested stock options at March 31, 2013. For unvested restricted stock unit awards, the aggregate market value is computed by multiplying (i) $1.28, by (ii) the number of unvested restricted stock unit awards outstanding at March 31, 2013. In the event of vesting acceleration or other modifications of share-based awards, we account for such modifications in accordance with ASC 718.
(2)	Assumes continued coverage of employee benefits at the Fiscal 2013 COBRA premium rate for health, dental, and vision coverage.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

     The Audit Committee was established primarily to: (i) provide oversight of Quantum’s accounting and financial reporting processes and the audit of Quantum’s financial statements; and (ii) assist the Board of Directors in the oversight of: (a) the integrity of Quantum’s financial statements; (b) Quantum’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s performance, qualifications and independence; and (d) the performance of Quantum’s internal audit function.

     The Audit Committee, after appropriate review and discussion, determined that it had fulfilled its responsibilities under its charter this year. The Audit Committee has reviewed and discussed the Consolidated Financial Statements for Fiscal 2013 with management and the Company’s independent registered public accounting firm; and management represented to the Audit Committee that Quantum’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles. This review included a discussion with management of the quality, not merely the acceptability, of Quantum’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Quantum’s Consolidated Financial Statements. The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit

Committee received from the independent registered public accounting firm the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant’s independence. In reliance on these views and discussions, and the report of the Company’s independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited Consolidated Financial Statements in Quantum’s Annual Report on Form 10-K for the year ended March 31, 2013 for filing with the SEC.

     Submitted by the Audit Committee of the Board of Directors:

MEMBERS OF THE AUDIT COMMITTEE

David E. Roberson, Chair
Paul R. Auvil
Thomas S. Buchsbaum
____________________

(1)	This report of the Audit Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT AND AUDIT-RELATED FEES

     The following table shows the fees billed for various professional services by PricewaterhouseCoopers LLP for Fiscal 2013 and Fiscal 2012:

Amounts in thousands
	2013 Total	2012 Total
Audit Fees (1)	$1,199	$1,241
Audit-related Fees	37	2
Tax Fees (2)	58	189
All Other Fees	—	—
Total	$1,294	$1,432
____________________

(1)	Audit fees include the audit of Quantum’s annual financial statements, review of financial statements included in Quantum’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with foreign statutory and regulatory filings or engagements for those fiscal years and include services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. Audit fees also include advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” containing observations and discussions on internal control matters.
(2)	This category consists of professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting. The tax compliance services principally include preparation and/or review of various tax returns, assistance with tax return supporting documentation and tax return audit assistance. The tax consulting services principally include advice regarding mergers and acquisitions, international tax structure and other strategic tax planning opportunities. All such services were approved by the Audit Committee.

     In accordance with Audit Committee policy and the requirements of law, all services to be provided by the Company’s independent registered public accounting firm are pre-approved by the Audit Committee. This is to avoid potential conflicts of interest that could arise if the Company received specified non-audit services from its auditing firm. Annually, the Audit Committee pre-approves appropriate audit, audit-related and tax services which are listed on a general approval schedule that the Company’s independent registered public accounting firm may perform for the Company. Where such services are expected to require more than ten hours of such firm’s billable senior partner or the equivalent time, the Company must notify the Audit Committee of the auditing firm’s performance of such services. For all services to be performed by the Company’s independent registered public accounting firm that are not specified in the general pre-approval schedule, the Company must obtain specific engagement approval from the Audit Committee for such services in advance. The Audit Committee receives all notifications and requests relating to the independent registered public accounting firm’s performance of services for the Company. The Audit Committee will review and make changes to the services listed under the general approval schedule on an annual basis and otherwise from time to time as necessary.

     In Fiscal 2013, the Company’s independent registered public accounting firm attended all meetings of the Audit Committee. The Audit Committee believes that the provision of services by the Company’s independent registered public accounting firm described above is compatible with maintaining such firm’s independence from the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 2, 2013 certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the business address for the beneficial owners listed below is 1650 Technology Drive, Suite 700, San Jose, CA 95110.

Name	Number of Shares Beneficially Owned(1)		Approximate Percentage of Class(2)
Amici Capital, LLC	19,822,398	(3)	8.14%
666 Fifth Avenue, 34th floor
New York, NY 10103
BlackRock Inc.	12,926,180	(4)	5.31%
55 East 52nd Street
New York, NY 10055
FMR LLC	25,447,028	(5)	10.45%
82 Devonshire St.
Boston, MA 02109
Private Capital Management, L.P.	19,871,864	(6)	8.16%
8889 Pelican Bay Blvd., Suite 500
Naples, FL 34108
Soros Fund Management LLC	30,230,223	(7)	12.42%
888 Seventh Avenue, 33rd floor
New York, NY 10106
Starboard Value LP	44,243,875	(8)	18.18%
830 Third Avenue, 3rd Floor
New York, NY 10022
Vanguard Group Inc.	13,636,121	(9)	5.6%
PO Box 2600
Valley Forge, PA 19482
Paul R. Auvil III	372,500	(10)	*
Linda M. Breard	586,670	(11)	*
Michael A. Brown	393,868	(12)	*
Thomas S. Buchsbaum	350,060	(13)	*
Robert S. Clark	393,639	(14)	*
Elizabeth A. Fetter	250,392	(15)	*
Jon W. Gacek	3,706,998	(16)	1.52%
David A. Krall	95,990	(17)	*
Janae S. Lee	725,665	(18)	*
Joseph A. Marengi	338,854	(19)	*
David E. Roberson	91,254	(20)	*
Jeffrey C. Smith	44,243,875	(21)	18.18%
Theodore A. Stinson	433,141	(22)	*
All current directors and executive officers as a group (15 persons)	54,609,484	(23)	22.44%
____________________

(*)	Less than 1%.
(1)	Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company’s knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.
(2)	Applicable percentage ownership is based on 243,404,056 shares of Common Stock outstanding as of June 2, 2013. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of

Common Stock subject to options currently exercisable, or exercisable within 60 days after June 2, 2013, are considered beneficially owned by the holder, but such shares are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(3)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013 by Amici Capital, LLC (“Amici Capital”), certain other affiliated entities, A. Alex Porter and Paul E. Orlin. Porter Orlin LLC changed its name to Amici Capital, LLC effective as of December 31, 2012. Amici Capital, A. Alex Porter and Paul E. Orlin each beneficially own and have shared voting and dispositive power with respect to 19,822,398 shares. Amici Capital’s affiliated entities each beneficially own and have shared voting and dispositive power with respect to the following shares: 9,784,584 shares (Amici Fund International, Ltd.), 9,697,814 shares (CF Advisors LLC), 6,128,404 shares (Amici Qualified Associates, L.P.), 2,028,504 shares (Amici Associates L.P.), 1,540,906 shares (The Collectors’ Fund L.P.) and 340,000 shares (the Third Party Fund A).
(4)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2013 by BlackRock Inc. on its own behalf and on behalf of certain of its subsidiaries.
(5)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013 by FMR LLC (“FMR”) on its own behalf and on behalf of its wholly-owned subsidiary Fidelity Management & Research Company (“Fidelity”) and the FMR chairman Edward C. Johnson 3d. FMR and Edward C. Johnson 3d each has sole dispositive power over 25,447,028 shares and sole power to vote or to direct the voting of none of the shares. Fidelity is the beneficial owner of 25,447,028 shares of Quantum’s Common Stock.
(6)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2013 by Private Capital Management, L.P., a Delaware limited partnership (“PCM”). PCM has sole voting and dispositive power with respect to 2,594,755 shares, shared voting power with respect to 7,134,973 shares and shared dispositive power with respect to 17,277,109 shares. PCM exercises shared voting authority with respect to shares held by those PCM clients that have delegated proxy voting authority to PCM. Such delegation may be granted or revoked at any time at the client’s discretion. PCM disclaims beneficial ownership of shares over which it has dispositive power and disclaims the existence of a group.
(7)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on May 29, 2012 by Soros Fund Management LLC (“SFM LLC”), George Soros and Robert Soros. SFM LLC, George Soros and Robert Soros may be deemed to be the beneficial owner of these shares issuable upon the conversion of Quantum Corporation’s 3.50% Convertible Senior Note due on November 15, 2015. SFM LLC has sole voting and dispositive power with respect to 30,230,223 shares. George and Robert Soros have shared voting and dispositive power with respect to 30,230,223 shares.
(8)	Information is based on the Schedule 13D and Schedules 13D/A filed with the Securities and Exchange Commission on November 1, 2012, March 15, 2013 and May 15, 2013, respectively and on Form 3 and Forms 4 filed with the Securities and Exchange Commission on November 1, 2012, March 15, 2013, April 3, 2013 and April 8, 2013, respectively by Starboard Value LP and its affiliates. Starboard Value and Opportunity Master Fund Ltd. (“Starboard V&O Fund”) beneficially owns and has sole voting and dispositive power with respect to 26,128,823 shares, which includes 11,511,839 shares issuable upon the conversion of Quantum Corporation’s 4.50% convertible senior notes due November 2017 (the “Notes”). Starboard Value and Opportunity S LLC (“Starboard LLC”) beneficially owns and has sole voting and dispositive power with respect to 5,862,924 shares, which includes 2,586,521 shares issuable upon the conversion of the Notes. Starboard Value and Opportunity C LP (“Starboard Value C LP”) beneficially owns and has sole voting and dispositive power with respect to 3,008,940 shares, which includes 333,940 shares issuable upon the conversion of the Notes. Starboard Value R LP (“Starboard R LP”), as the general partner of Starboard C LP, and Starboard Value R GP LLC, as the general partner of Starboard R LP, may each be deemed to beneficially own and have sole voting and dispositive power with respect to the shares owned by Starboard C LP. As of the date hereof, 9,243,188 shares were held in an account managed by Starboard Value LP (the “Starboard Value LP Account”), which includes 4,116,575 shares issuable upon the conversion of the Notes. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP and the Starboard Value LP Account, and as the manager of Starboard LLC, may be deemed to be the beneficial owner of the aggregate of 44,243,875 shares owned by Starboard V&O Fund, Starboard LLC, Starboard C LP and held in the Starboard Value LP Account. Each of Starboard Value GP LLC (“Starboard Value GP”), as the general partner of Starboard Value LP, Starboard Principal Co LP (“Principal Co”), as a member of Starboard Value GP, Starboard Principal Co GP LLC (“Principal GP”), as the general partner of Principal Co, may be deemed to beneficially own and have sole voting and dispositive power with respect to the aggregate of 44,243,875 shares owned by Starboard V&O Fund, Starboard LLC, Starboard C LP and held in the Starboard Value LP Account. Each of Messrs. Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld, as members of Principal GP and as members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to beneficially own and have shared voting and dispositive power with respect to the aggregate of 44,243,875 shares owned by Starboard V&O Fund, Starboard LLC, Starboard C LP and held in the Starboard Value LP Account.
(9)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013 by Vanguard Group Inc. (“Vanguard”), in its capacity as investment adviser. Vanguard has sole voting power with respect to 364,361 shares, no shared voting power over the shares, sole dispositive power with respect to 13,283,360 shares and shared dispositive power with respect to 352,761 shares. Vanguard’s wholly-owned subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are the beneficial owners of 352,761 and 11,600 shares respectively.
(10)	Represents 223,500 shares of Common Stock and 149,000 shares subject to Common Stock options exercisable at June 2, 2013, or within sixty (60) days thereafter.
(11)	Represents 215,837 shares of Common Stock, 183,333 restricted stock units that will vest on July 1, 2013 and 187,500 shares subject to Common Stock options exercisable at June 2, 2013, or within sixty (60) days thereafter.
(12)	Represents 244,368 shares of Common Stock and 149,500 shares subject to Common Stock options exercisable at June 2, 2013, or within sixty (60) days thereafter.
(13)	Represents 188,893 shares of Common Stock and 161,167 shares subject to Common Stock options exercisable at June 2, 2013, or within sixty (60) days thereafter.
(14)	Represents 106,555 shares of Common Stock, 151,667 restricted stock units that will vest on July 1, 2013 and 135,417 shares subject to Common Stock options exercisable at June 2, 2013 or within sixty (60) days thereafter.

(15)	Represents 175,892 shares of Common Stock, and 74,500 shares subject to Common Stock options exercisable at June 2, 2013 or within sixty (60) days thereafter.
(16)	Represents 741,552 shares of Common Stock, 183,333 restricted stock units that will vest on July 1, 2013 and 2,782,113 shares subject to Common Stock options exercisable at June 2, 2013 or within sixty (60) days thereafter.
(17)	Represents 95,990 shares of Common Stock.
(18)	Represents 123,998 shares of Common Stock, 151,667 restricted stock units that will vest on July 1, 2013 and 450,000 shares subject to Common Stock options exercisable at June 2, 2012, or within sixty (60) days thereafter.
(19)	Represents 178,854 shares of Common Stock and 160,000 shares subject to Common Stock options exercisable at June 2, 2013, or within sixty (60) days thereafter.
(20)	Represents 91,254 of Common Stock.
(21)	See footnote 8 stating the security ownership of Starboard Value LP and its affiliates. Mr. Smith, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to beneficially own and have shared voting and dispositive power with respect to the aggregate of 44,243,875 shares owned by Starboard V&O Fund, Starboard LLC, Starboard C LP and held in the Starboard Value LP Account. Mr. Smith expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(22)	Represents 159,703 shares of Common Stock, 208,334 restricted stock units that will become vested on or before July 1, 2013 and 65,104 shares subject to Common Stock options exercisable at June 2, 2012, or within sixty (60) days thereafter.
(23)	Represents 28,674,195 shares of Common Stock; 18,548,875 shares issuable upon the conversion of Quantum Corporation’s 4.50% convertible senior notes due November 2017, 1,118,333 restricted stock units that will vest at June 2, 2013 or within sixty (60) days thereafter and 6,268,081 shares subject to Common Stock options vested or exercisable at June 2, 2013, or within sixty (60) days thereafter.

TRANSACTIONS WITH RELATED PERSONS

     The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

     The Company has entered into change of control agreements with William C. Britts, Senior Vice President, Operations and Global Services and Shawn D. Hall, Senior Vice President, General Counsel and Secretary. The material terms of Messrs. Britt’s and Hall’s change of control agreements are the same as for the Company’s named executive officers and are described above in the section entitled “Compensation Discussion and Analysis - Change of Control Severance Policy, Employment Agreements and Severance Agreements.”

     The Company has entered into agreements with its Nonemployee Directors whereby in the event that there is a “change of control” of the Company (which is defined in the agreements to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board) and, on or within 12 months of the change of control, the Nonemployee Director’s performance of services as a Board member terminates other than as a result of death or Disability (as defined in the Agreement), then, to the extent that any portion of any equity-based compensation awards held by such Director is not vested at the time of termination, all such unvested awards will automatically vest.

Procedures for Reviewing and Approving Related Party Transactions

     In accordance with the charter for the Audit Committee and with the Company’s restated and amended related party transaction policy, which was approved by the Board on August 15, 2012, our Audit Committee reviews and approves any proposed related party transactions. Any related party transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related party” and “related party transaction” have the meanings set forth in the Company’s related party transaction policy.

     In addition, the Company’s Code of Business Conduct and Ethics (the “Code”) requires that the Company’s employees, officers and directors avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role unless disclosed to the Company’s General Counsel and approved in advance by the Company’s General Counsel or the Audit Committee, as applicable.

COMMUNICATING WITH THE COMPANY

     We have from time-to-time received calls from stockholders inquiring about the available means of communication with the Company. If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

  To view the Company’s website on the Internet, use the Company’s Internet address located at www.quantum.com. The Company’s website includes product, corporate and financial data, job listings, recent earnings releases, a delayed stock price quote, and electronic files of this Proxy Statement and the Company’s Form 10-Ks, Form 10-Qs, and Annual Reports to Stockholders. Internet access has the advantage of providing you with recent information about the Company throughout the year. The Company’s Code of Business Conduct and Ethics and the Company’s Corporate Governance Principles can also be found on the Company’s website at http://www.quantum.com, by clicking “About Us” from the home page and selecting “Corporate Governance.” Requests to receive by mail a free copy of printed financials and of the Company’s Code of Business Conduct and Ethics and its Corporate Governance Principles can also be submitted by contacting the Company’s Investor Relation Department at the address stated below or on-line by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “About Us” from the home page, selecting “Contact Investor Relations” and then clicking on “Information Request Form.”

  To reach our Investor Relations Department, please call or send correspondence to:

Quantum Corporation
Attention: Investor Relations Department
3600 136th Place SE, Suite 200, Bellevue, WA 98006

Tel: 408-944-4450
Fax: 425-201-1450
Email: IR@quantum.com

OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. Any proposal that a stockholder intends to submit for consideration at the Annual Meeting must be received by the Secretary of the Company within the timeframes specified in the Company’s Bylaws and must include the information specified in the Bylaws. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
June 24, 2013	Senior Vice President, General Counsel and Secretary

QUANTUM CORPORATION 1650 TECHNOLOGY DRIVE SUITE 700 SAN JOSE, CA 95110
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M61429-Z61138	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
QUANTUM CORPORATION					For	Withhold	For All
					All	All	Except
The Board of Directors Recommends a Vote
"For" Proposals 1, 2 and 3.

Vote on Directors					☐	☐	☐

1.	Proposal to elect to the Board of Directors.

	01)	Paul R. Auvil III	06)	David A. Krall
	02)	Philip Black	07)	Gregg J. Powers
	03)	Michael A. Brown	08)	David E. Roberson
	04)	Louis DiNardo	09)	Jeffrey C. Smith
	05)	Jon W. Gacek
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
Vote on Proposals

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2014.	☐	☐	☐

3.	Proposal to adopt a resolution approving, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

4.	Proposal to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check the box to the right and indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check the box unless you want to exercise cumulative voting.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

M61430-Z61138
QUANTUM CORPORATION

Annual Meeting of Stockholders — August 7, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of Quantum Corporation, a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated June 24, 2013, and hereby appoint(s) Jon W. Gacek and Shawn D. Hall, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Quantum Corporation, to be held August 7, 2013 at 8:00 a.m., Pacific Daylight Time, at Quantum's corporate headquarters at 1650 Technology Drive, San Jose, CA 95110, and at any adjournments or postponements thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD EXCEPT FOR THE CUMULATIVE VOTING FEATURE APPLICABLE TO THE ELECTION OF DIRECTORS, WHICH IS ONLY AVAILABLE BY VOTING THE PROXY CARD.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued, and to be signed and dated, on the reverse side.)